UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☒    Filed by a party other than the registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MIMEDX GROUP, INC.
(Name of registrant as specified in its charter)
Payment of the filing fee (check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

April 26, 2022
Dear Fellow Shareholders:
Your officers and directors join us in inviting you to attend our 2022 annual meeting of shareholders (the “Annual Meeting”) to be held via a live webcast, at 9:00 a.m. Eastern Time on June 7, 2022, at www.cesonlineservices.com/mdxg22_vm. In order to attend the meeting, you must pre-register at www.cesonlineservices.com/mdxg22_vm by 10:00 a.m. Eastern time on June 5, 2022.
Included with this letter are the notice of annual meeting of shareholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a white proxy card or, if your shares are held in “street name,” a voting instruction form from your broker, bank, or other nominee.
The Annual Meeting will be held for the following purposes:
(1)    The election of two directors named in the accompanying proxy statement (Proposal 1);

(2)    Advisory approval of the Company’s executive compensation (“Say on Pay”) (Proposal 2);

(3)    To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3);

(4)    To approve adoption of an Employee Stock Purchase Plan (Proposal 4); and

(5)    To transact such other business as may properly come before the Annual Meeting or any adjournment or any postponement thereof.
The Board has fixed 5:00 p.m. Eastern time on April 11, 2022 as the record date for determining those shareholders who will be entitled to notice of, and to vote at, the Annual Meeting.
In light of public health concerns regarding the coronavirus (COVID-19) outbreak, the Annual Meeting will be conducted in virtual format only (as described in the notice of annual meeting) in order to assist in protecting the health and well-being of our shareholders, directors and employees, and to provide access to our shareholders regardless of geographic location. There is no in-person meeting for you to attend.
THE BOARD UNANIMOUSLY RECOMMENDS VOTING FOR THE ELECTION OF THE BOARD’S NOMINEES AND FOR EACH OF THE OTHER PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING USING THE ENCLOSED WHITE PROXY CARD OR WHITE VOTING INSTRUCTION FORM, AS APPLICABLE.
It is extremely important that your shares be represented and voted at the Annual Meeting. Please vote as soon as possible. You are urged to sign, date, and return the white proxy card or white voting instruction form, as applicable, in the postage-paid envelope provided to you, or to use the Internet or telephone method of voting described on your proxy card or voting instruction form, as applicable.

If you have any question or need any assistance in voting your shares, please contact Morrow Sodali LLC, our proxy solicitor assisting us in connection with the annual meeting, toll-free at (800) 662-5200 or at (203) 658-9400 or by email to MDXG@investor.morrowsodali.com.

Sincerely,

/s/ M. Kathleen Behrens
M. Kathleen Behrens Chairperson of the Board

/s/ Timothy R. Wright
Timothy R. Wright Chief Executive Officer and Director

MIMEDX GROUP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 7, 2022
The 2022 annual meeting of shareholders (the “Annual Meeting”) of MiMedx Group, Inc. (the “Company,” “MiMedx,” or “we”) will be held in virtual format only on June 7, 2022, at 9:00 a.m. Eastern time at www.cesonlineservices.com/mdxg22_vm for the following purposes:

(1)    The election of two directors named in the accompanying proxy statement (Proposal 1);

(2)    Advisory approval of the Company’s executive compensation (“Say on Pay”) (Proposal 2);

(3)    To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3);

(4)    To approve adoption of an Employee Stock Purchase Plan (Proposal 4); and

(5)    To transact such other business as may properly come before the Annual Meeting or any adjournment or any postponement thereof.

The Company’s board of directors (“Board”) has fixed 5:00 p.m. Eastern time on April 11, 2022 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.
April 26, 2022

By Order of the Board of Directors

/s/ William F. Hulse IV
William F. Hulse IV, General Counsel and Chief Administrative Officer

Householding of Proxy Materials	57
Additional Information	57
ANNEX A – EMPLOYEE STOCK PURCHASE PLAN	59

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2022

This proxy statement (including all appendices attached hereto, this “Proxy Statement”) is furnished in connection with the solicitation of proxies to be voted at the 2022 annual meeting of shareholders (including any adjournment or postponement thereof, the “Annual Meeting” or the “2022 Annual Meeting”) of MiMedx Group, Inc. (“MiMedx,” the “Company,” “we” or “us”) to be held in virtual format only on June 7, 2022, at 9:00 a.m. Eastern time at www.cesonlineservices.com/mdxg22_vm. The Notice of Annual Meeting of Shareholders, this Proxy Statement (including a proxy card or voting instruction form, as applicable) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”) are being first sent or given to shareholders on or about April 26, 2022. The Company, on behalf of our board of directors (the “Board”), is soliciting your proxy to vote your shares at the Annual Meeting in accordance with your instructions. The Notice of Annual Meeting of Shareholders, this Proxy Statement, the 2021 Annual Report, and our form of proxy card are available at www.viewourmaterial.com/MDXG.
Our principal executive offices are located at 1775 West Oak Commons Court, NE, Marietta, Georgia, 30062.
INFORMATION ABOUT THE ANNUAL MEETING
1.What is a proxy?
A proxy is your legal designation of another person to vote the shares you own on your behalf.

2.Who is soliciting my proxy?
The Board is soliciting your proxy to vote your shares on the matters before the Annual Meeting on your behalf. The Board has designated William F. Hulse IV and Sajid N. Ajmeri (the “Named Proxies”) to vote all shares for which the Company has been appointed to act as proxy at the Annual Meeting. The Named Proxies will vote any properly executed proxy, if received in time and not revoked, at the Annual Meeting in accordance with your directions. The Named Proxies will vote any signed proxy that fails to specify a choice on any proposal to be acted upon at the Annual Meeting in accordance with the Board’s voting recommendations (as described below), and, in the Named Proxies’ discretion, FOR or AGAINST such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The following table summarizes the Board’s recommendations with respect to the items of business expected to come before the Annual Meeting:

Item	Description	Board Recommendation
1	Election of two directors	FOR the Board nominees
2	Advisory Vote to Approve Executive Compensation	FOR
3	Ratification of Registered Public Accounting Firm	FOR
4	Approval of Employee Stock Purchase Plan	FOR

The Board is not aware of any other matters that are expected to come before the Annual Meeting other than as described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxy cards received by the Company will be voted with respect thereto at the discretion of the Named Proxies.

3.Who is bearing the costs of the solicitation?
The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record. Proxies may be solicited through the mail, in person, by telephone or via email. We have retained Morrow Sodali LLC to solicit proxies in connection with the Annual Meeting for a fee of $20,000.

4.Who can vote at the Annual Meeting?
The record date for determining shareholders eligible to vote at the Annual Meeting is 5:00 p.m. Eastern time on April 11, 2022 (the “Record Date”). Holders of the Company’s common stock, par value $0.001 per share (“Company common stock”), and holders of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), on the Record Date may vote at the Annual Meeting. As of the Record Date, 113,352,746 shares of Company common stock and 100,000 shares of Series B Preferred Stock were outstanding representing 19,047,619 votes, resulting in an aggregate of 132,400,365 shares entitled to vote at the Annual Meeting as of the record date.

5.How do I attend the virtual Annual Meeting? Can I vote and ask questions during the Annual Meeting?
The Annual Meeting will be conducted in virtual format only to provide access to our shareholders regardless of geographic location. There is no in-person meeting for you to attend.
You will be able to attend the Annual Meeting online, vote your shares electronically during the meeting, and submit any questions by visiting www.cesonlineservices.com/mdxg22_vm.

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the Record Date and guests of the Company. In order to attend the virtual meeting, you will need to pre-register by 10:00 a.m. Eastern Time on June 5, 2022. To pre-register for the meeting, please follow these instructions:

Registered Stockholders

Stockholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/mdxg22_vm. Please have your proxy card containing your control number available, and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 10:00 a.m., Eastern Time, on June 5, 2022.

Beneficial Stockholders

Stockholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/mdxg22_vm.

Please have your Voting Instruction Form or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 10:00 a.m., Eastern Time, on June 5, 2022.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be listed in the reminder email you will receive the day before the meeting.

Questions on How to Pre-register

If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor, Morrow Sodali: Shareholders Call Toll Free: (800) 662-5200; Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400; Email: MDXG@investor.Morrowsodali.com.

6.How many votes do I have?
Each share of Company common stock you owned as of the Record Date is entitled to one vote for each matter presented at the Annual Meeting and described in this Proxy Statement (including one vote for each director nominee up for election at the Annual Meeting).
Holders of Series B Preferred Stock as of the Record Date are entitled to a number of votes per share equal to the number of shares of Company common stock into which the shares of Series B Preferred Stock are convertible - i.e., (i) the number of shares of Series B Preferred Stock times (ii) the quotient of $1,000 (together with unpaid dividends on such shares) divided by $5.25 (rounded down to the nearest whole number), or approximately 190 votes for each share of Series B Preferred Stock. Holders of Series B Preferred Stock as of the Record Date will be entitled to an aggregate of 19,047,619 votes on each such matter (including on each director nominee up for election at the Annual Meeting).
You may NOT cumulate votes relating to any matter.
7.What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner?”
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of Company common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow the instructions in your voting instruction form, to vote your shares.
8.How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares or submit a proxy to have their shares voted on their behalf by one of the following methods:

By Internet - Log on through the Internet at www.cesvote.com and follow the instructions on that site.

By Telephone - Call 1-888-693-8683 and follow the simple voice prompts provided.

By Mail - Complete, sign, date and return the WHITE proxy card in the postage-paid envelope included.

During the Virtual Annual Meeting - Shareholders of Record who have pre-registered and logged in at www.cesonlineservices.com/mdxg22_vm may click on the 'Shareholder Ballot' link found in the 'Meeting Links' section of the webcast to vote during the Annual Meeting.

Beneficial Owners who have pre-registered and logged in at www.cesonlineservices.com/mdxg22_vm may click on the 'Shareholder Ballot' link found in the 'Meeting Links' section of the webcast to vote during the Annual Meeting. Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg, or png) file format, from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and by presenting it with their online ballot during the meeting.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit instructions to vote your shares.

You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee. Please follow the instructions provided by your broker, bank or other nominee. If you return your WHITE voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee.

If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee.

9.    What if I receive more than one proxy or set of proxy materials?
If your shares are held in more than one account, you may receive more than one proxy card or set of proxy materials, and in that case, you can and are urged to vote all of your shares of Company common stock or Series B Preferred Stock by signing, dating and returning any and all proxy cards and/or voting instruction forms you receive. If you choose to vote by telephone or via the Internet, please vote once for each proxy card and/or voting instruction form you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count.

10.    Can I revoke my proxy or change my vote?
Yes.
Shareholders of Record. A shareholder of record who has properly executed and delivered a proxy may revoke such proxy at any time before the Annual Meeting in any of the following four ways:
•Timely date, sign and return a new proxy card bearing a later date;
•Vote on a later date by using the telephone or Internet;
•Deliver a written notice to our Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or
•Attend the virtual Annual Meeting and vote in person during the meeting.

Beneficial Owners. If your shares are held of record by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your nominee in accordance with your nominee’s procedures.
11.    Will my shares be voted if I do nothing?
No. If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote in person during the virtual Annual Meeting.
If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee) and you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not have discretionary authority to vote your shares on Proposal 1 (election of directors), Proposal 2 (advisory vote to approve executive compensation), or Proposal 4 (the approval of the Employee Stock Purchase Plan). Brokers will have discretionary authority to vote your shares on Proposal 3 (the ratification of our independent registered public accounting firm) which is considered a “routine” matter. We strongly encourage you to instruct your broker, bank or other nominee to vote your shares by following the instructions provided on the voting instruction form you receive from your broker, bank or other nominee.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the Annual Meeting, we urge you to date, sign and return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the virtual Annual Meeting. You can revoke your proxy at any time before the Annual Meeting. If your broker, bank or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. We urge you to vote your shares FOR the Board’s nominees (Proposal 1), FOR the advisory vote to approve executive compensation (Proposal 2), FOR the ratification of our independent registered public accounting firm (Proposal 3), and FOR the approval of the Employee Stock Purchase Plan (Proposal 4).
12.    What constitutes a quorum?
A quorum must be present to transact business at the Annual Meeting. For the purposes of the Annual Meeting, the holders of a majority of the issued and outstanding shares of the Company’s common stock and Series B Preferred Stock (on an as-converted basis), entitled to vote at a meeting of shareholders, virtually present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business.
Votes cast virtually in person or by proxy, abstentions and broker non-votes will be considered in the determination of whether a quorum is present at the Annual Meeting. In the absence of a quorum, the chair of the Board or any officer entitled to preside at the Annual Meeting will have the power to adjourn the meeting.

13.    What vote is required to approve each matter, and how are the voting results determined?

Item	Description	Vote Required	Abstentions and Broker Discretionary Voting	Page
1	Election of two directors	Directors will be elected by a majority of the votes cast by the shares entitled to vote on the election.	Abstentions and broker non-votes will have no effect on the outcome of this proposal. Under New York Stock Exchange rules, the matter is considered non-routine so brokers will not have discretion to vote upon the matter in the absence of instructions from the beneficial owner.	8
2	Advisory vote to approve Executive Compensation	Votes cast FOR by the holders of shares represented at the meeting and entitled to vote on the matter must exceed the votes cast AGAINST	Abstentions and broker non-votes will have no effect on the outcome of this proposal. Under New York Stock Exchange rules, the matter is considered non-routine so brokers will not have discretion to vote upon the matter in the absence of instructions from the beneficial owner.	43
3	Ratification of the Independent Registered Public Accounting Firm	Votes cast FOR by the holders of shares represented at the meeting and entitled to vote on the matter must exceed the votes cast AGAINST	Abstentions and broker non-votes will have no effect on the outcome of this proposal. Under New York Stock Exchange rules, the matter is considered routine so brokers will have discretion to vote upon the matter in the absence of instructions from the beneficial owner.	50
4	Adoption of the Employee Stock Purchase Plan	Votes cast FOR by the holders of shares represented at the meeting and entitled to vote on the matter must exceed the votes cast AGAINST.	Abstentions and broker non-votes, will have no effect on the outcome of this proposal. Under New York Stock Exchange rules, the matter is considered non-routine so brokers will not have discretion to vote upon the matter in the absence of instructions from the beneficial owner.	51
Under our governance documents, in the event an incumbent director fails to receive a majority of the votes cast, the incumbent director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results.

14.    How do I find out the results of the vote?
The voting results of the Annual Meeting will be published no later than four business days after the Annual Meeting on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”). You can access our Form 8-Ks and the other reports we file with the Commission at our website at https://mimedx.gcs-web.com or at the Commission’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.
15.    Am I entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement?
No. Under applicable law, shareholders are not entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement.
16.     Whom should I call with questions about the Annual Meeting?
If you have any question or need any assistance in voting your shares, please contact Morrow Sodali LLC, our proxy solicitor assisting us in connection with the annual meeting, toll-free at (800) 662-5200 or at (203) 658-9400 or by email to MDXG@investor.Morrowsodali.com.

PROPOSAL 1 - ELECTION OF TWO DIRECTORS

The Board has nominated James L. Bierman and Phyllis Gardner, M.D. to be elected as directors at the Annual Meeting for a term expiring at the 2023 annual meeting of shareholders, and in each case until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each nominee was recommended by the Board's Nominating and Governance Committee for re-election and has agreed to serve, if elected. Although we do not know of any reason why either of the nominees might become unavailable to serve, if that should happen, the Board may recommend a substitute nominee. Shares represented by proxies will be voted for any substitute designated by the Board. Please see the biographies below for Mr. Bierman and Dr. Gardner, which include a description of their respective qualifications, experience, attributes, and skills.

James L. Bierman, age 69. Mr. Bierman served as President and Chief Executive Officer, and as a member of the board of directors, of Owens & Minor, Inc. (NYSE: OMI), a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and Senior Vice President and Chief Financial Officer from June 2007 to April 2011. Earlier in his career, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. (formerly Nasdaq: QTRN). Quintiles was a market leader in providing product development and commercialization solutions to the pharmaceutical, biotech, and medical device industries. Before joining Quintiles, Mr. Bierman was a partner with Arthur Andersen LLP from 1988 to 1998. Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (NYSE: THC), a Fortune 500 company and a diversified healthcare services company operating more than 500 facilities, acute care hospitals and outpatient centers, throughout the United States, and Novan, Inc. (Nasdaq: NOVN). Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging its proprietary nitric oxide-based technology in support of delivering safe and efficacious therapies. Mr. Bierman serves as an independent director of KL Acquisition Corp. (NASDAQ: KLAQU), a blank check company (SPAC) whose business purpose is to effect a merger or similar business combination with businesses in the healthcare sector. He previously served as Lead Independent Director on the board of directors of Team Health Holdings, Inc. (formerly NYSE: TMH). Team Health is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University's Johnson Graduate School of Management. Mr. Bierman has served on the Board since June 2019 and was nominated as a director because of his substantial operational and financial experience in the healthcare sector.
Phyllis Gardner, M.D., age 71, Dr. Gardner has spent over 35 years in academia, medicine and industry. Dr. Gardner has served on the board of directors of several public and private companies, including Revance Therapeutics, Inc. since 2006, CohBar, Inc. since February 2019 and Corium International, Inc. from November 2007 to December 2018. Dr. Gardner has also served as an advisor to Change Health Care, Inc. from April 2019 to present. From June 1999 to July 2014, she served in various consulting capacities including as an adjunct partner at a venture fund managed by Essex Woodlands Ventures, a venture capital firm that focused on the healthcare industry (and a predecessor to EW Healthcare Partners, a healthcare focused growth equity firm and holder of our Series B Preferred Stock). Additionally, Dr. Gardner has been a member of the Harvard Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas. She began her academic medical career at Stanford University, where she has held several positions including Senior Associate Dean for Education and Student Affairs and remains today as Professor of Medicine. From 1994 to 1998, she took a leave of absence from Stanford University to serve as Principal Scientist, Vice President of Research and Head of ALZA Technology Institute, a major drug delivery company. Dr. Gardner holds a B.S. from the University of Illinois and an M.D. from Harvard University. Dr. Gardner has served on the Board since March 2021 and was nominated as a director because of her medical, healthcare and operating experience and significant experience serving as a director of other healthcare companies.

Vote Required
The two director nominees will be elected by a majority of the votes cast by the shares entitled to vote on the election of directors.
Under our governance documents, in the event an incumbent director fails to receive a majority of the votes cast, the incumbent director must promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
MR. BIERMAN AND DR. GARDNER

BOARD OF DIRECTORS
Information Concerning Our Board of Directors

Set forth below is certain information regarding our current directors and director nominees as of April 26, 2022. There are no family relationships among any of our directors, director nominees, or executive officers.

Name	Age	Since	Tenure	Independent
M. Kathleen Behrens	69	2019	3	✓
James L. Bierman	69	2019	3	✓
Phyllis I. Gardner	71	2021	1	✓
Michael J. Giuliani	67	2020	1	✓
William A. Hawkins, III	68	2020	1	✓
Cato T. Laurencin	63	2020	1	✓
K. Todd Newton	59	2019	3	✓
Martin P. Sutter	67	2020	1	✓
Timothy R. Wright	64	2019	3

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
K. Todd Newton*	James L. Bierman*	Martin P. Sutter*
M. Kathleen Behrens	Michael Giuliani	M. Kathleen Behrens
James L. Bierman	Martin P. Sutter	Phyllis Gardner

Ethics and Compliance Committee	Advanced Science and Technology
William A. Hawkins*	Cato T. Laurencin*
Cato T. Laurencin	Phyllis Gardner
K. Todd Newton	Michael Giuliani
* = Chair
Declassification of the Board of Directors
At our annual meeting of shareholders in 2021, the shareholders of the Company approved a proposal to amend the Company’s Articles of Incorporation, which became effective June 3, 2021, that declassifies the Board over a three-year period beginning at the Annual Meeting. The Articles of Incorporation, as amended, provide that beginning with this Annual Meeting, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and will thereafter serve a one-year term until the next annual meeting of shareholders, such that beginning with the 2024 annual meeting all director nominees will stand for a one-year term until the next annual meeting. Accordingly, the Board is currently divided into the following classes whose terms will expire as described below under “Current Directors.”

Preferred Directors
On July 2, 2020, in connection with the sale of Series B Preferred Stock to Falcon Fund 2 Holding Company, L.P. (the “EW Purchaser”), an affiliate of EW Healthcare Partners, as described in the Company’s 2019 Annual Report on Form 10-K, the Company agreed that, for so long as the EW Purchaser beneficially owns (i) at least 10% of the total number of outstanding shares of Company common stock (calculated on a fully-diluted, as converted basis), the EW Purchaser will be entitled to designate two individuals to serve on the Board and (ii) at least 5% but less than 10% of the total number of outstanding shares of Company common stock (calculated on a fully-diluted, as converted basis), the EW Purchaser will be entitled to designate one individual to serve on the Board (such designated directors, the “Preferred Directors”). The Preferred Directors will not be members of any class of directors that is elected by the holders of Company common stock (a “Common Director”). However, the Board may, by notice to the EW Purchaser, either appoint any individual serving as a Preferred Director as a Common Director or nominate any individual serving as a Preferred Director for election as a Common Director. From and after the time that no Series B Preferred Stock remains outstanding, the EW Purchaser’s right to designate directors in accordance with the preceding sentence will convert into a right, subject to the same ownership thresholds described above, to designate up to two individuals to be nominated by the Company to serve on the Board as Common Directors. The initial Preferred Directors are Martin P. Sutter and William A. Hawkins, III, who were appointed to the Board as Preferred Directors on July 2, 2020.
Current Directors
Our current Board members, the classes in which they serve, and the expiration of their terms as directors are as set forth in the table below:

Class	Directors	Term Expiration
Class I	Cato T. Laurencin Michael J. Giuliani	Elected to terms expiring at the 2023 Annual Meeting and until their successors are elected and qualified.
Class II	M. Kathleen Behrens K. Todd Newton Timothy R. Wright	Elected to terms expiring at the 2024 annual meeting of shareholders, and until their successors are elected and qualified.
Class III	James L. Bierman Phyllis Gardner	Elected or appointed to terms expiring at the Annual Meeting, and until his or her successor is elected and qualified.
Preferred Directors	William A. Hawkins, III Martin P. Sutter	The Preferred Directors are not members of any class of directors that is elected by the holders of Company common stock. See description above under “Board of Directors.”
Recent Additions to our Board

The Company’s Board was 100% reconstituted beginning in May 2019, as all of our current directors have joined the Board as new members since that time. Dr. Behrens, Mr. Newton and Mr. Wright were each elected as directors in connection with our 2019 annual meeting of shareholders. Mr. Bierman was appointed as a director in June 2019 following the 2019 annual meeting of shareholder. In 2020, we increased the size of our Board of Directors in connection with the Preferred Stock Transaction described below, and Mr. Sutter and Mr. Hawkins were appointed to serve as Preferred Directors, effective in July 2020. At the 2020 annual meeting of shareholders, shareholders elected Drs. Giuliani and Laurencin to the Board. Dr. Phyllis Gardner joined the Board effective as of March 2021.

Biographies of Other Continuing Directors

Set forth below is certain information regarding our other continuing directors, including certain individual qualifications and skills of our directors that contribute to the effectiveness of the Board.
Class I Directors
Michael J. Giuliani, age 67. Since July 2016, Dr. Giuliani has been a consultant for several small pharmaceutical companies and has provided expert testimony for Mallinckrodt Pharmaceuticals. In addition to advising these companies, he volunteers his time and expertise to assist individuals or entities attempting to bring a pharmaceutical product forward from the pre-concept phase. From November 2007 to June 2016, Dr. Giuliani served as Vice President, Research and Development, for Mallinckrodt plc (formerly known as the Pharmaceuticals Division of Covidien) (NYSE: MNK), a developer, manufacturer, and distributor of specialty pharmaceutical products and therapies for autoimmune and rare diseases in the areas of neurology, rheumatology, nephrology, ophthalmology, and pulmonology; and immunotherapy and neonatal respiratory critical care. During his tenure, the Company obtained US Food & Drug Administration (“FDA”) approval for 16 new products. Prior to joining Covidien, he served as the Chief Medical Officer and Executive Vice President of Xanodyne Pharmaceuticals, an integrated specialty pharmaceutical company focused on women's healthcare and pain management. Dr. Giuliani received his B.S. from Tulane University and his M.D. from Ohio State University. Dr. Giuliani was nominated to serve as a director because of his extensive clinical and regulatory experience with multiple FDA divisions, and development, regulatory and manufacturing experience for complex biologic products.
Cato T. Laurencin, age 63. Dr. Laurencin currently serves as the Albert and Wilda Van Dusen Distinguished Endowed Professor of Orthopaedic Surgery at the University of Connecticut, and is one of two designated University Professors at the school. He is also a materials scientist and engineer and is Professor of Materials Science and Engineering, Professor of Chemical and Biomolecular Engineering, and Professor of Biomedical Engineering at the University of Connecticut. He has been a professor at the University of Connecticut since 2008. He is the Chief Executive Officer of The Connecticut Convergence Institute for Translation in Regenerative Engineering. Previously, he served as Vice President for Health Affairs at the University of Connecticut Health Center and Dean of the University of Connecticut School of Medicine. From 2003 until 2008, Dr. Laurencin was the Lillian T. Pratt Distinguished Professor and Chair of the Department of Orthopedic Surgery at the University of Virginia. Dr. Laurencin was also designated a University Professor by the President of the University of Virginia. Prior to 2003, Dr. Laurencin held various positions of increasing responsibility at Drexel University, including the Helen I. Moorehead Distinguished Professor of Chemical Engineering, Vice Chairman of the Department of Orthopedic Surgery and Director of Shoulder Surgery, and at MCP-Hahnemann School of Medicine, where he served as Clinical Professor of Orthopedic Surgery, and Research Professor of Pharmacology and Physiology. An International Fellow in Biomaterials Science and Engineering, he received the Founders Award from the Society for Biomaterials. He is an elected member of the National Academy of Medicine, the National Academy of Engineering, the National Academy of Sciences, an elected fellow of the American Academy of Arts and Sciences and a fellow of the National Academy of Inventors. Dr. Laurencin is the recipient of the National Medal of Technology and Innovation, our nation's highest honor for technological achievement. He has over 500 publications and patents. Dr. Laurencin received his B.S.E. degree in engineering from Princeton University, his Ph.D. in biochemical engineering and biotechnology from the Massachusetts Institute of Technology, and his M.D. from the Harvard Medical School where he graduated Magna Cum Laude. Dr. Laurencin was nominated to serve as a director because of his experience as a practitioner and professor of orthopaedic surgery, as well as his deep technical, research, and clinical experience.
Class II Directors
M. Kathleen Behrens, Ph.D., age 69. Dr. Behrens has worked as an independent life sciences consultant and investor since December 2009. Dr. Behrens served as the Co-Founder, President and Chief Executive Officer, and as a director, of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens also served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from

2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. Dr. Behrens has served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (Nasdaq: SRPT), a medical research and drug development company, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical stage biotechnology company focused on creating and developing IgM antibodies, since January 2019. She served as a director of Amylin Pharmaceuticals, Inc. (formerly Nasdaq: AMLN), a biopharmaceutical company, from 2009 until its sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the board of directors of Abgenix, Inc. (formerly Nasdaq: ABGX), a biopharmaceutical company, from 2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Behrens was a director of Science, Technology and Economic Policy for the National Research Council. Dr. Behrens was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies. Dr. Behrens holds a B.S. in biology and a Ph.D. in microbiology from the University of California, Davis. Dr. Behrens has served on the Board since June 2019 and was nominated as a director because of her substantial experience in the financial services and biotechnology sectors, as well as in healthcare policy.
K. Todd Newton, age 59. Mr. Newton previously served as Chief Executive Officer and as a member of the board of directors of Apollo Endosurgery, Inc. (Nasdaq: APEN), a medical device company, from July 2014 until March 2021. Earlier in his career, Mr. Newton served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at ArthroCare Corporation (formerly Nasdaq: ARTC), a medical device company, from 2009 to June 2014. Prior to that, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer and as a director, at Synenco Energy, Inc., a Canadian oil sands company, from 2004 until 2008. Mr. Newton was a Partner at Deloitte & Touche LLP, a professional services network and accounting organization, from 1994 to 2004. Mr. Newton holds a B.B.A. in accounting from the University of Texas at San Antonio. Mr. Newton has served on the Board since June 2019 and was nominated as a director because of his significant experience in the medical device sector as well as strong executive leadership experience.
Timothy R. Wright, age 64, joined the Company as its Chief Executive Officer on May 13, 2019. Mr. Wright has more than 30 years of executive experience in the pharmaceutical, biotech and medical devices industries. Prior to joining the Company, Mr. Wright was a founder and partner at Signal Hill Advisors, LLC, a consulting practice, from 2010 to May 2019. Mr. Wright served as President and Chief Executive Officer of M2Gen Corp., a privately held cancer and health informatics company, between July 2017 and September 2018. Before that, Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation for Teva Pharmaceutical Industries Ltd. (“Teva”), a pharmaceutical company specializing in generic medicines, from April 2015 until August 2017. Before joining Teva, Mr. Wright was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute. Mr. Wright also served as Chairman, Interim Chief Executive Officer and a director of Curaxis Pharmaceutical Corporation (“Curaxis”), a pharmaceutical company specializing in the development of drugs for the treatment of Alzheimer’s disease and various cancers, from July 2011 to July 2012. Curaxis had been experiencing financial difficulties prior to Mr. Wright’s tenure and, as a result, the company filed for Chapter 11 bankruptcy in July 2012. Mr. Wright was appointed president of Tyco healthcare Imaging and Pharmaceuticals businesses in 2007, and worked with other executives to spin out of Tyco International forming Covidien. He restructured the Imaging and Pharmaceuticals business, divesting Mallinckrodt Baker, and then prepared the company’s IPO. Later, Covidien was acquired 2014 by Medtronic for $42 billion. From 1984 to 1999, Mr. Wright held executive roles at DuPont Pharma and DuPont Merck, where he served as brand champion of the company’s organ transplantation and plasma volume expansion businesses, and eventually became global Senior Vice President, Strategy and Corporate Business Development, as well as President of DuPont Merck, Canada and Senior VP DuPont Merck, Europe heading up Marketing and Business Development. Mr. Wright has been a director of Agenus, Inc. (Nasdaq: AGEN), an immuno-oncology company, since 2006 and its lead director since 2009. Mr. Wright also serves as Chairperson of The Ohio State University Comprehensive Cancer Center Drug Development Institute, serves as director of The Ohio State Innovation Foundation and sits on The Ohio State University College of Pharmacy Dean’s Corporate Council, and over his career, has served on boards of directors for companies in North America, Europe and Asia. Mr. Wright earned a Bachelor’s of Science in Marketing from The Ohio State University. He has served on our Board since June 2019 and was nominated as a director to bring the perspective of the Chief Executive Officer on the Board and also for the benefit of his many years of experience in the healthcare and pharmaceutical industry.

Directors Designated by Holders of Series B Preferred Stock

William A. Hawkins, III, age 68. Mr. Hawkins serves as a Senior Advisor to EW Healthcare Partners, a healthcare focused growth equity firm. Mr. Hawkins is the former Chairman and CEO of Medtronic, Inc., a global leader in medical technology. He was at Medtronic from 2002 until 2011. After retiring from Medtronic, he served as President and Chief Executive Officer of Immucor, Inc., a private equity backed global leader in transfusion and transplant medicine from October 2011 to July 2015. From 1998 to 2001 Mr. Hawkins served as President and Chief Executive Officer of Novoste Corporation (Nasdaq: NOVST), an interventional cardiology company. Prior to that, Mr. Hawkins served in a variety of senior roles at American Home Products, a consumer, pharma and medical device company, Johnson & Johnson, a healthcare company, Guidant Corporation, a medical products company, and Eli Lilly and Company, a global pharmaceutical company. Mr. Hawkins also serves as a director of Biogen Inc. (Nasdaq: BIIB), a biopharmaceutical company; as Chairman of Bioventus Inc. (Nasdaq: BVS), a global leader of innovations for active healing; and Cirtec, Virtue Labs, Immucor, Inc., Cereius, Inc. and Baebies, Inc., all of which are life science companies. He previously served on the board of Thoratec Corporation and Avanos (NYSE:AVNS). Mr. Hawkins is Vice Chair of the Duke University Board of Trustees and is Chair of the Duke University Health System. Mr. Hawkins was elected as a member of the AIMBE College of Fellows and the National Academy of Engineering. He has a dual B.S.E.E. degree in Electrical and Biomedical Engineering from Duke University and a M.B.A. from the University of Virginia’s Darden School of Business. Mr. Hawkins has significant leadership experience as a chief executive officer, significant knowledge of, and experience in, the healthcare industry and significant international experience. He also has extensive governance and public company board experience. He was appointed to serve as a Preferred Director by the EW Purchaser.

Martin P. Sutter, age 67. Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners (previously known as Essex Woodlands Health Ventures), a healthcare-focused growth equity firm. Mr. Sutter has been directly involved with more than 30 of EW Healthcare Partners’ portfolio company investments. Educated in chemical engineering and finance, Mr. Sutter has more than 35 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University and a Master of Business Administration from the University of Houston. He currently serves on the Boards of Abiomed, Inc. (Nasdaq: ABMD), Bioventus Inc. (Nasdaq: BVS) and Prolacta Bioscience. He previously served on the boards of directors of the following EW Healthcare Partners’ portfolio investments: ATS Medical (later acquired by Medtronic, Inc.); BioForm Medical (later acquired by Merz GmbH & Co KGaA); LifeCell (later acquired by Kinetic Concepts); St. Francis Medical (later acquired by Kyphon, Inc./Medtronic, Inc.); Confluent Surgical (later acquired by Tyco International/Covidien); and Rinat Neurosciences (later acquired by Pfizer, Inc.). We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience and his position as a representative of a large shareholder in our Company qualify him to serve as a member of our Board of Directors. He was appointed to serve as a Preferred Director by the EW Purchaser.

Director Independence
Nasdaq’s continued listing standards require that a majority of the members of the Board be independent, which means that they are not officers or employees of the Company and are free of any relationship that would interfere with the exercise of their independent judgment. The Board has determined that Drs. Behrens, Gardner, Giuliani, and Laurencin, and Messrs. Bierman, Hawkins, Newton, and Sutter, are “independent” under applicable Nasdaq rules.
The Company is also subject to certain requirements pursuant to that certain Stipulation and Agreement of Settlement, dated as of September 4, 2020 (the “Settlement Agreement”), as previously disclosed, that impose additional independence requirements on the Board. The additional independence requirements set forth in the Settlement Agreement provide that a director will not be considered independent if such director (1) has a substantial personal or business relationship with any officer or director of the Company, including, but not limited to: (i) a relationship by blood, marriage, or adoption within three levels of removal or (ii) a partnership, joint venture, or similar business arrangement; (2) is (or within the last 10 calendar years has been) employed or paid to provide services as an executive officer of the Company or a business (private or public) of which an executive officer or director of the Company is (or within the last ten calendar years was) an officer or director; (3) has been employed by the Company or by any of its direct or indirect subsidiaries in any capacity within the last five calendar years; (4) during the current calendar year or any of the three immediately preceding calendar years, has had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K promulgated under the Securities Act of 1933, as amended, other than for service as a director or in connection with a relationship for which no more than de minimis remuneration was received in any one such year; (5) has beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimis remuneration, from the Company, its subsidiaries, or affiliates in the preceding two years (other than in respect of its equity or debt securities holdings); or (6) is an employee, officer, or director of a not-for-profit entity that received contributions from the Company or the Company’s executive officers totaling a minimum of $100,000 or at least 1% of the entity’s total revenues (whichever is higher) in the preceding two years.
Board Leadership Structure and Lead Director
The Board has been led by an independent Chair since July 2018. Pursuant to the Company’s Bylaws, as amended, the Chair of the Board must be a non-employee who is an “independent director” as defined by Rule 5605 of the Nasdaq Listing Rules. For further information about such requirement, please see “Corporate Governance—Amended Bylaws.” Dr. Behrens was appointed Chair of the Board following her election in June 2019 and currently serves in that role. The Board does not currently have a Lead Director since the Chair is independent.
Board Risk Oversight
The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility. The Board believes its leadership structure discussed above supports a risk oversight function that enhances a unified leadership through a single person and allows for effective input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In September 2020, the Company entered into the Settlement Agreement to settle three shareholder derivative complaints against the Company consolidated on December 6, 2018 by the United States District Court for the Northern District of Georgia (Evans v. Petit, et al. filed September 25, 2018, Georgalas v. Petit, et al. filed September 27, 2018, and Roloson v. Petit, et al. filed October 22, 2018). Pursuant to the requirements of the Settlement Agreement, the Board has adopted Corporate Governance Guidelines that provide a framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration certain corporate governance best practices, recent developments and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director independence requirements, share ownership guidelines, Board responsibilities, Board and committee service limitations, and meetings of non-management directors. The Corporate Governance Guidelines were amended in July 2021 following amendments to our Articles of Incorporation that provided for declassification of the Board over time and reduction in the share ownership threshold required to call a special meeting of shareholders, and an amendment to our Bylaws to provide for proxy access, as described below. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, under the heading “Corporate Governance.”

Amended Articles of Incorporation

On May 27, 2021, the shareholders of the Company approved an amendment to the Articles of Incorporation, effective June 3, 2021, that declassifies the Board over a three-year period beginning at the Annual Meeting. The Articles of Incorporation, as amended, provide that beginning with this Annual Meeting, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and will thereafter serve a one-year term until the next annual meeting of shareholders, such that beginning with the 2024 annual meeting all director nominees will stand for a one-year term until the next annual meeting. In the case of any vacancy on the Board created by an increase in the number of directors, the vacancy will be filled through an interim appointment by the Board, with the new director to serve a term ending at the next annual meeting of shareholders. Vacancies created by resignation, removal or death will be filled by the Board by appointment of a new director to serve until the end of the term of the director being replaced. The amendment to the Articles of Incorporation does not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships. On May 27, 2021, the shareholders of the Company also approved an amendment to the Articles of Incorporation that reduces the share ownership threshold required to 25% of all votes entitled to be cast on an issue to call a special meeting of shareholders on such issue.

Amended Bylaws

On April 19, 2021, the Board amended and restated the Company’s Bylaws to (1) require that the Chair of the Board be a non-employee who is an “independent director” as defined by Rule 5605 of the Nasdaq Listing Rules; and (2) to limit the maximum number of boards of directors of public companies on which any member of the Company’s Board may serve. All of the amendments were required pursuant to the terms of the Settlement Agreement.

In addition, on May 27, 2021, the shareholders of the Company approved an amendment to the Company’s Bylaws to provide for proxy access, which allows eligible shareholders (as defined in the Bylaws) who comply with the requirements set forth in the Bylaws to include their own nominees for director in the Company’s proxy materials along with the candidates nominated by the Board. A shareholder or group of up to 20 shareholders (such shareholder or shareholder group, an “Eligible Shareholder”) that has maintained continuous qualifying ownership of at least 3% of the issued and outstanding Company common stock for at least the previous three years is permitted to nominate and include up to a specified number of proxy access nominees in the Company’s proxy materials for its annual meeting of shareholders provided that the Eligible Shareholder and proxy access nominee(s) satisfy the requirements of the Bylaws. The maximum number of proxy access nominees that the Company will be required to include in its proxy materials in any year will not exceed the greater of (i) two (2) or (ii) 20% of the directors in office on the last day on which a nomination could be submitted (rounded down to the nearest whole number). Each Eligible Shareholder seeking to include a proxy access nominee in the Company’s proxy materials will be required to provide certain information to the Company specified in the Bylaws.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, a copy of which is on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. Any amendments to or waivers of the Code of Business Conduct and Ethics that require disclosure under applicable law or listing standards will be disclosed on our website at www.mimedx.com. We undertake to provide a copy to any person, without charge, upon written request to Secretary, MiMedx Group, Inc., 1775 West Oak Commons Court, NE Marietta, Georgia 30062.
Committees of the Board and Number of Meetings
During the year ended December 31, 2021, there were 15 meetings of the Board. In addition to single purpose committees established from time to time to assist the Board with particular tasks, the Board has the following standing committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; an Ethics & Compliance Committee; and an Advanced Science & Technology Committee. In 2021, each incumbent director attended more than 75% of the aggregate of all meetings of the Board held while he or she was a director and any committees on which that director served. Although we do not have a formal policy, we strongly encourage each of our directors to attend all annual meetings of shareholders. All of our current directors attended the Company’s 2021 annual meeting of shareholders. The Settlement Agreement requires our Board and its committees to meet a minimum number of times annually as described in greater detail in each of the committee charters.
Audit Committee
The following directors serve on the Audit Committee: K. Todd Newton (Chair), M. Kathleen Behrens, and James L. Bierman, each of whom satisfies both Nasdaq’s and the SEC’s independence standards for audit committee members. The Board has determined that each of Messrs. Bierman and Newton is an “audit committee financial expert” as that term is defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held 8 meetings during the year ended December 31, 2021.
The current charter for the Audit Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights.
The Audit Committee’s charter requires that it be comprised of not less than three members of the Board, each of whom must, as determined by the Board, (a) meet the independence and experience requirements under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the rules and regulations, as applicable, of the Nasdaq Stock Market; (b) not have participated in the preparation of financial statements of the Company or any current subsidiary of the Company at any time during the past three years; (c) be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement; and (d) be free of any relationship that, in the opinion of the Board, would interfere with the member’s independent judgment. The Company’s Corporate Governance Guidelines require that at least two members of the Audit Committee have a financial background that would qualify each of them as an “audit committee financial expert” as that term is defined by in Item 407(d)(5)(ii) of Regulation S-K.
The primary purpose of the Audit Committee is to assist the Board in its duty to oversee the Company’s accounting and financial reporting processes, and the audits of the Company’s financial statements, and the Company’s internal controls over financial reporting.
The Audit Committee’s charter requires that it, among other things:
•assist the Board in its duty to oversee and monitor the accounting and financial reporting processes of the Company, the Company’s internal and outside auditors, and the audits of the Company’s financial statements and internal control over financial reporting;

•take reasonable steps to confirm the integrity, accuracy, completeness, and timeliness of the Company’s financial statements and related public filings and disclosures, including reviewing and discussing with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, any Company financial statements contained in other periodic reports filed with the SEC, and any earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;
•review and discuss with management and the Company’s independent auditors, before release, the Company’s audited financial statements, the Company’s internal control report, the auditor’s attestation report, and Management’s Discussion and Analysis included in the Company’s Annual Report on Form 10-K and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;
•review and discuss with management and the Company’s internal auditors, before any public release, the Company’s unaudited interim financial statements, critical accounting estimates, significant balance sheet accounts and any applicable reports (including receivables, inventory and accruals), liquidity and capital management summaries, and Management’s Discussion and Analysis to be included in the Company’s subsequent Quarterly Report on Form 10-Q;
•review and discuss with the Company’s independent auditors the Company’s audited financial statements and audit findings and discuss with the independent auditors those matters required to be discussed by applicable requirements as may be imposed by the Public Company Accounting Oversight Board (“PCAOB”);
•take responsibility for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged for the purpose of preparing or issuing audit reports or performing other audit, review or attest services and ensure that each such registered public accounting firm reports directly to the Audit Committee;
•establish policies and procedures to take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;
•preapprove the hiring of employees or former employees of the independent auditor who were involved in the Company’s audits in prior years, and consult with such independent auditor to determine if such hiring would impair the outside auditor’s independence, and recommend to the Board any other such policies they deem appropriate for the Company’s hiring of employees or former employees of the outside auditor;
•establish policies and procedures for the engagement of the independent auditors to provide permitted non-audit services;
•review with the Company’s independent auditors, internal auditors, and management the adequacy of the Company’s internal financial controls and reporting systems, including, but not limited to, those related to inventory control and revenue recognition;
•review and discuss with management and the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit, including, but not limited to, those related to inventory control and revenue recognition; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and management;
•provide, as part of any proxy statement filed pursuant to SEC regulations, any Audit Committee report required by SEC regulations;
•establish procedures for the receipt, retention and treatment of complaints or concerns received by the Company regarding accounting, internal controls or auditing matters;
•review and pre-approve related party transactions with reporting persons specified in Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), for potential conflicts of interest and review and approve related party transactions; and
•conduct an annual review of the Audit Committee’s performance, annually review and reassess the adequacy of the Audit Committee charter and make recommendations to the Board with respect and changes to the Audit Committee charter.

In fulfilling its duties in 2021, the Audit Committee met with management periodically to consider the adequacy of the Company’s internal control over financial reporting and management’s efforts to remediate the material weaknesses and significant deficiencies in internal control previously reported publicly by the Company.

The Audit Committee is authorized to delegate responsibilities to subcommittees or the Chair of the Audit Committee as necessary or appropriate.

Compensation Committee
The following directors serve on the Compensation Committee: James L. Bierman (Chair), Martin P. Sutter, and Michael Giuliani, each of whom satisfies both Nasdaq’s and the SEC’s independence standards for compensation committee members. The Compensation Committee held 6 meetings during the year ended December 31, 2021.
The current charter for the Compensation Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Compensation Committee must be comprised of at least three directors, each of whom must be independent.
The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to overseeing the compensation of the Company’s executive officers. The Compensation Committee has overall responsibility for evaluating and approving the Company’s equity compensation plans, policies and programs for all levels within the Company, and certain other compensation programs, including for the named executive officers (the “NEOs”) identified in the Compensation Discussion and Analysis (“CD&A”) section below.
The Compensation Committee’s charter requires that it, among other things:
•annually review and determine the annual compensation, including amounts and terms of base salary, bonus, incentive compensation, perquisites and all other compensation for the Company’s executive officers, and recommend their annual compensation for approval by the Board;
•annually evaluate the performance of the Company’s Chief Executive Officer;
•annually, at the Compensation Committee meeting coincident with the Company’s annual meeting of shareholders, review and determine the compliance of the Company’s executive officers with the stock ownership guidelines applicable to them and report such compliance to the Board;
•prepare an annual Compensation Committee report as required by SEC rules to be included in the Company’s proxy statement or annual report on Form 10-K stating that the Compensation Committee has reviewed and discussed the CD&A with management and based on that review and discussion, recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K and in the Company’s proxy statement;
•annually review executive compensation strategies and equity programs, and supplemental executive benefits programs (if any) not provided to all eligible employees generally;
•recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, stock incentive awards, and other similar items, as appropriate);
•review employment agreements, severance arrangements, and change in control agreements and provisions, as well as any related special supplemental benefits, for the executive officers and recommend any and all such agreements, arrangements, provisions and benefits for approval by the Board; and review change in control arrangements and provisions and any related special supplemental benefits for all employees and recommend any and all such agreements, provisions and benefits for approval by the Board;
•review and make recommendations to the Board with respect to the adoption and amendment of equity-based plans, and establish criteria for the terms of awards granted to participants under such plans. Grant awards in accordance with such criteria and approved forms, and exercise all authority granted to the Compensation Committee under such plans, or by the Board in connection with such plans;
•review and approve proposed equity grants for all participants other than executive officers, and review and recommend for approval by the Board proposed equity grants for executive officers;

•review and recommend for approval by the Board incentive-based cash compensation plans for the CEO, COO, executive officers and other executives reporting directly to the CEO or COO. Establish criteria for the terms and measurements of incentives earned under such plans; and
•oversee management’s efforts to monitor and improve all aspects of the engagement of the Company’s human resources during their collective pursuit of the Company’s strategic initiatives and objectives, to include, but not limited to, the timely, efficient and effective hiring, orientation, deployment, utilization, performance, supervision, development, dedication, motivation, loyalty, accountability, evaluation, counseling, incentive based cash compensation, teamwork and retention of such human resources, and review and oversee the Company’s policies and programs for diversity and inclusion; and
•review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk;
•annually receive and review reports of the Ethics and Compliance Committee, including with respect to the Chief Executive Officer, Chief Financial Officer, and the Chief Compliance Officer;
•review, adopt and amend compensation recoupment policies, related agreements, and other policies and procedures, including with respect to termination of officers who participate in violations of law or disregard supervisory responsibilities with respect thereto; and
•oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of executive compensation matters and the disclosure of compensation related actions, including advisory votes on executive compensation and the frequency of such votes, and consider the results of such votes.

The Compensation Committee is authorized to delegate responsibilities to subcommittees of the Compensation Committee as necessary or appropriate.
Nominating and Corporate Governance Committee
The following directors serve on the Nominating and Corporate Governance Committee: Martin P. Sutter (Chair), M. Kathleen Behrens, and Michael Giuliani, each of whom satisfies Nasdaq’s independence standards. The Nominating and Corporate Governance Committee held 5 meetings during the year ended December 31, 2021.
The current charter for the Nominating and Corporate Governance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Nominating and Corporate Governance Committee must be comprised of at least two directors, each of whom must be independent.
The primary purposes of the Nominating and Corporate Governance Committee are to make recommendations to the Board concerning the composition and structure of the Board, identify individuals qualified to become Board members, recommend to the Board the director nominees for the next annual meeting of shareholders and in the event of any vacancies on the Board, develop and recommend to the Board a set of corporate governance principles applicable to the Company.
The Nominating and Corporate Governance Committee’s charter requires that it, among other things:
•annually present to the Board a list of individuals who meet the criteria for Board membership, recommend such individuals for nomination for election to the Board at the annual meeting of shareholders and consider suggestions received from shareholders regarding director nominees in accordance with any procedures adopted from time to time by the Nominating and Corporate Governance Committee and pursuant to the Corporate Governance Guidelines;
•evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s shareholders including an assessment of the Board’s compliance with general corporate governance guidelines and identification of areas in which the Board could improve its performance;

•review shareholder proposals relating to corporate governance and other matters and recommend to the Board the Company’s response to such proposals, as required or advisable;
•consider and recommend to the Board the optimum size, classifications, terms of office of nominees, members and criteria for Board and committee membership;
•recommend the functions of the various committees of the Board, the members of the committees and the chairs of the committees;
•annually conduct a review of the Nominating and Corporate Governance Committee’s performance and annually review the self-evaluations by the other committees of the Board and report to the Board on the conclusions reached with respect to the performance of the other committees of the Board;
•recommend the functions of the various committees or subcommittees of the Board, the members of the committees or subcommittees, and the chairpersons of the committees or subcommittees;
•assist the full Board in determining the independence of its members and nominees at least annually;
•review and make recommendations to the Board concerning the adoption of corporate governance policies and principles for the Company;
•review and recommend to the Board proposed changes to the Company’s Articles and Bylaws, as required or advisable;
•ensure compliance with and routinely review and update the Corporate Governance Guidelines;
•make recommendations to the Board concerning orientation, training, and continuing education of members of the Board and various committees or subcommittees of the Board; and
•annually, at the Nominating Committee’s meeting coincident with the Company’s annual meeting of shareholders, review and determine the compliance of the Company’s directors with the Stock Ownership Guidelines applicable to directors, and report such compliance to the full Board.

The Nominating and Corporate Governance Committee is authorized to delegate responsibilities to subcommittees of the Nominating and Corporate Governance Committee as necessary or appropriate.
Ethics and Compliance Committee
The following directors serve on the Ethics and Compliance Committee: William A. Hawkins (Chair), Cato Laurencin, and K. Todd Newton. Each of the Committee members meets the independence requirements of the Nasdaq rules for independence. The Ethics and Compliance Committee held five meetings during the year ended December 31, 2021.
The current charter for the Ethics and Compliance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Ethics and Compliance Committee is required to be comprised of at least three directors, all of whom must be independent, and at least one of whom must have a substantial compliance background.
The principal role of the Ethics and Compliance Committee is to assist the Board in its duty to oversee the Company’s establishment and management of its corporate ethics and compliance program. In establishing this Ethics and Compliance Committee, the Board recognizes that healthcare fraud and abuse laws and regulations are complex and subject to evolving interpretation and enforcement discretion, which may affect the Company’s ability to operate. The Ethics and Compliance Committee’s charter requires that it, among other things:
•oversee and monitor the activities of Company management and pertinent outside consultants, including distributors of the Company’s products, with respect to the Company’s establishment and management of its corporate ethics and compliance program;
•oversee the efforts of the Chief Compliance Officer, including:
◦approve of decisions regarding the appointment and removal of the Chief Compliance Officer;

◦review the budget, resource plan and organizational structure of the Compliance function;
◦review the Company’s efforts that demonstrate the Company’s commitment to the elements of an effective ethics and compliance program as initially outlined in the Federal Sentencing Guidelines for Organizations and refined over time; and
◦review the performance of the Chief Compliance Officer and concur with any changes to his or her compensation;
•receive reports and complaints regarding officers and directors, oversee investigations into any such reports, and present findings and recommendations regarding any appropriate disciplinary or other remedial actions to the Board;
•assess on an annual basis regarding certain executive officer’s contribution to the Company’s culture of ethics and compliance with applicable laws, rules, and regulations;
•review any pre-approval requests for waivers of compliance with the Company’s Code of Conduct; and
•conduct an annual review of the Committee’s performance.
The Ethics and Compliance Committee is authorized to delegate responsibilities to subcommittees of the Ethics and Compliance Committee as necessary or appropriate.
Advanced Science and Technology Committee
The members of the Advanced Science and Technology Committee are: Cato T. Laurencin (Chair), Phyllis Gardner, and Michael J. Giuliani. The Board formed the Advanced Science and Technology Committee in April 2021 and adopted a formal written charter for this committee in July 2021. The Advanced Science and Technology Committee was established to (a) periodically examine management's direction, strategy and investment in the Company's science and technology related initiatives; (b) assess the rigor and quality of science and technology research and data generated by and for the Company, and (c) oversee the work of science related advisory committees for the Company. The committee may meet privately with independent consultants and is free to speak directly and independently with any members of management in discharging its responsibilities.

Evaluation of Director Candidates
The Nominating and Corporate Governance Committee, seeks to recommend qualified individuals to become members of the Board, and takes into consideration such factors as it deems appropriate based on current needs. The Board considers many factors when evaluating the suitability of, and selecting, individual director nominees, including, but not limited to, the following criteria applicable to all director nominees: (i) a commitment to the Company’s basic beliefs as set forth in the Company’s Code of Business Conduct and Ethics; (ii) integrity, intelligence and strength of character; (iii) reputations, both personal and professional, consistent with the image and reputation of the Company; (iv) strong leadership skills; (v) the ability to exercise sound business judgment; (vi) relevant expertise and experience, including educational or professional backgrounds, and an ability to offer advice and guidance to management of the Company based on that expertise and experience; (vii) a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, (viii) relevant regulatory experience, (ix) independence and decision-making ability, (x) interpersonal skills, (xi) community activities and relationships, (xii) the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background, and (xiii) a willingness to commit the necessary time and effort to attend and participate in Board meetings and related Board activities, and also to ensure an active Board whose members work well together. The Board composition is also subject to the requirements set forth in our Corporate Governance Guidelines.
Although the Nominating and Corporate Governance Committee has not established a specific policy for consideration of diversity in its nominating process, one of its goals is to foster diversity and inclusion on the Board.
Set forth below is information concerning the gender and demographic background of each of our current directors, as self-identified and reported by each director. This information is being provided in accordance with Nasdaq’s board diversity rules.

BOARD DIVERSITY MATRIX AS OF APRIL 26, 2022
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latin	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1

Procedures by which Security Holders May Nominate Individuals for Election to the Board

To nominate a person for election as a director at an annual meeting of shareholders, the Company’s Amended and Restated Bylaws require that timely notice of the nomination in proper written form, including all required information as specified in the Amended and Restated Bylaws, be mailed to the Secretary, at MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062. The Nominating and Corporate Governance Committee will consider for nomination candidates recommended by shareholders on the same basis as candidates recommended by members of the Board or other sources. Any proposed director candidate must satisfy the criteria for Board membership set forth in the charter of the Nominating and Corporate Governance Committee or otherwise approved by the Nominating and Corporate Governance Committee and the Board from time to time.
Shareholder Communications with the Board
Shareholders may communicate with the Board, or individual directors, by sending such communications in writing to: MiMedx Group, Inc., Board of Directors, c/o Secretary, 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.
The Secretary will review each shareholder communication. The Secretary will forward to (i) the entire Board, (ii) the non-management members of the Board, if so addressed, or (iii) the members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility, each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by other shareholders generally.

EXECUTIVE OFFICERS
The following persons currently serve as our executive officers:
Timothy R. Wright, 64, became the Company’s Chief Executive Officer in May 2019. The biography for Mr. Wright can be found under the heading “Biographies of Other Continuing Directors – Class II” above.
Peter M. Carlson, age 57, was appointed Chief Financial Officer in March 2020. He joined the Company as Executive Vice President - Finance in December 2019. From 2017 to 2018, Mr. Carlson served as Chief Operating Officer at Brighthouse Financial, Inc., where he helped establish the $200 billion (assets) U.S. life and annuity insurance company as a separate entity following its August 2017 spin-off from MetLife, Inc., one of the world’s leading financial services companies. He was the Chief Accounting Officer at MetLife, Inc. from 2009 to 2017 where his global responsibilities included accounting, financial planning, tax, and investment finance. Prior to joining MetLife in 2009, Carlson was the Corporate Controller at Wachovia Corporation. He currently serves as a director of White Mountains Insurance Company (NYSE: WTM). Mr. Carlson holds a Bachelor of Science from Wake Forest University and is a trustee of the university. He is licensed as a certified public accountant in North Carolina and New York.
    Mark P. Graves, age 57, was appointed Senior Vice President and Chief Compliance Officer in July 2018. Prior to joining the Company, he served as the U.S. leader for the global Patient Experience & Value function in the neurology division of UCB, Inc., a biopharmaceutical company. From 2011 to 2015, he was UCB’s Deputy Compliance Officer involved in all aspects of compliance including the implementation and management of the company’s corporate integrity agreement. Prior to that, Mr. Graves was Senior Director in the Office of Ethics and Compliance for the Pharmaceutical Products Division of Abbott Laboratories, as well as Deputy Ethics & Compliance Officer for Takeda Pharmaceuticals North America, Inc. and TAP Pharmaceutical Products, Inc., where he also managed the Company’s corporate integrity agreement. Prior to his pharmaceutical and biotech career, he practiced labor and employment law. Mr. Graves holds a B.A. in Criminology and Law, and a J.D., from the University of Florida, and an MBA from the University of Chicago Booth School of Business.
    William F. “Butch” Hulse IV, age 48, was appointed General Counsel and Chief Administrative Officer in April 2022. He joined the Company as General Counsel and Secretary in December 2019. Prior to joining the Company, Mr. Hulse was a member of Dykema Gossett, PLLC, a national law firm since 2017, where he focused on representing life science companies. His practice included acting as outside general counsel for life sciences companies and advising such companies on a wide array of topics and industry specific matters. Prior thereto, he was with Acelity, LP, Inc. (formerly Kinetic Concepts, Inc.), a global medical technology company with leadership positions in advanced wound care, surgical solutions and regenerative medicine, from 2008 to 2017 in a variety of roles of increasing responsibility. From 2013 to 2017, he served as Acelity’s Chief Compliance Officer and Senior Vice President for Enterprise Risk Management, Quality, and Regulatory. Prior to that, he served as Division General Counsel for Acelity’s advanced wound care business unit and as Associate General Counsel for litigation and investigation matters as well as employment matters. Mr. Hulse holds a Bachelor of Arts from Angelo State University and a J.D. from the Baylor University School of Law.
Rohit Kashyap, Ph.D., age 51, was appointed President, Wound Care & Surgical in April 2022. He joined the Company as Executive Vice President and Chief Commercial Officer in August 2020. Dr. Kashyap has more than 20 years of experience in the medical device sector. Most recently, he served as the President of Global Commercial at Acelity, L.P. Inc. (formerly known as Kinetic Concepts, Inc.), an advanced wound therapeutics company, since April 2019. Prior thereto, Dr. Kashyap served as Acelity’s President of Americas, from January 2017 to April 2019, and President of North America, from October 2014 to January 2017. Prior to that, Dr. Kashyap served as Senior Vice President of Strategy and Business Development at Acelity, Inc. from 2012 to 2014, and as Senior Vice President of Corporate Development at Acelity, Inc. from 2007 to 2010, with responsibility for the development of global strategic planning initiatives that incorporated organic growth, licensing, and strategic acquisitions. At Acelity, Inc., Dr. Kashyap also held roles in the R&D, Licensing and Acquisition, and Global Marketing groups, including as Commercial Leader for international and emerging markets. Dr. Kashyap earned his bachelor’s degree in Instrumentation and Control from the L.D. College of Engineering in Ahmedabad, India, and his master’s degree and doctorate in Biomedical Engineering from Case Western Reserve University. He also holds an MBA from the Kellogg School of Management at Northwestern University.

Robert B. Stein, M.D., Ph.D., age 71, was appointed President, Regenerative Medicine and Biologics Innovation in April 2022. He joined the Comany as Executive Vice President, Research and Development in August 2020. Dr. Stein received his M.D. and Ph.D. in Physiology and Pharmacology from Duke University and his B.S. in biology and chemistry from Indiana University. Following residency, Dr. Stein served in increasing roles of responsibility at Merck, Sharp and Dohme Research Laboratories from 1982 to 1990 with contributions to three new products, Cozaar (a prescription drug), Sustiva (an HIV antiviral), and Gardasil (a vaccine). From 1990 to 1996 he served as the first head of Research and Development for Ligand Pharmaceuticals. In 1996, he became Executive Vice President, Research and Pre-clinical Development for DuPont-Merck and DuPont pharmaceuticals, leading to the registration of Sustiva and Innohep and the discovery and advancement of blockbuster Eliquis, subsequently registered by Bristol Myers Squibb Company. Following the acquisition of DuPont by Bristol Myers Squibb, from November 2001 to September 2003 he served as President, R&D and Chief Scientific Officer of Incyte Pharmaceuticals. From September 2003 to January 2007, he served as President of Roche Palo Alto LLC. From August 2008 to May 2010, he served as Chief Executive Officer of Kinemed, Inc., a translational medicine company. In August, 2012, Dr. Stein personally filed a petition under Chapter 7 of the Bankruptcy Code. Following Kinemed, from January 2014 to September 2015, he served as Chief Scientific Officer, and from September 2015 to March 2017 as President, R&D, for Agenus Inc, an immuno-oncology company. He then served as a full-time Senior Advisor, R&D, to Agenus and AgenTus from March 2017 to October 2019. During this time, Agenus advanced 13 monoclonal antibodies into the clinic and formed significant partnerships with Incyte, Merck, UCB, and Gilead.
Scott M. Turner, age 56, has served as Senior Vice President, Operations and Procurement since April 2017. Mr. Turner oversees supply chain operations including donor recovery services, planning, procurement, processing, distribution, and facilities. Mr. Turner joined the Company in April 2016 as Vice President, Procurement. Prior to joining the Company, Mr. Turner served as a director with Alvarez & Marsal North America, LLC in their Corporate Performance Improvement group from October 2015 until March 2016. Prior thereto, Mr. Turner served as Vice President, Supply Chain, with Larson-Juhl, a Berkshire Hathaway company, from June 2013 until September 2015. Additionally, Mr. Turner has more than 20 years of Supply Chain and Procurement leadership in life sciences at Shionogi and Johnson & Johnson, spanning the consumer, medical device, and pharmaceutical sectors domestically and internationally. Mr. Turner holds a Bachelor of Science in Commerce & Engineering from Drexel University and a President / Key Executives MBA from Pepperdine University.

RELATED PARTY TRANSACTIONS
The Company is required to disclose certain transactions by the Company in which “related persons”' have a direct or indirect material interest and the amount involved exceeds $120,000 (a “Related Party Transaction”) . Related persons include any director, nominee for director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than 5% of the Company’s voting securities.
Under its charter, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee considers all relevant facts and circumstances available to it, such as:
•whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;
•whether there are demonstrable business reasons for the Company to enter into the transaction;
•whether the transaction would impair the independence of an outside director; and
•whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.
Based on information available to the Company and provided by the Company's directors and executive officers, the Company does not believe that there have been any Related Party Transactions since January 1, 2021 that would be required to be disclosed as a Related Party Transaction pursuant to the applicable rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Summary Overview of 2021
In a challenging year, MiMedx achieved strategic objectives, improved and strengthened its position and supported our customers and employees. We made progress on the international regulatory front, continued scientific research and issuing publications, and filed FDA Investigational New Drug (“IND”) applications. We achieved strong commercial growth in our continuing portfolio of products, including through optimization of our sales force, and expanded into surgical recovery areas. We also furthered our scientific understanding of the significant therapeutic potential of our micronized dehydrated human amnion chorion membrane (“mdHACM”) products in the treatment of knee osteoarthritis (“KOA”) and other musculoskeletal diseases and conditions.

International Regulatory Progress	Research and Publications	Filing of IND applications
We received regulatory approval from the Japanese Ministry of Health, Labor and Welfare in June 2021 to market EPIFIX in Japan, as the first amniotic tissue approved for hard-to-heal chronic wounds, such as DFUs and VLUs, which do not respond to conventional therapy. We expect to secure reimbursement approval in 2022, and are putting in place the necessary structure, medical education programs, and market development initiatives to operationalize our commercial strategy.

We continued to advance the scientific body of evidence substantiating clinical efficacy, economic viability and the underlying mechanism of action for our PURION processed placental tissue platform by authoring multiple peer-reviewed clinical, scientific and economic publications, and through rigorous scientific research and clinical studies.(1)

We filed three additional IND applications in 2021 ahead of the end of the FDA’s period of Enforcement Discretion, continuing efforts to expand our products in different indications and with the intention to continue to sell certain products after the end of the period of Enforcement Discretion; however, the FDA ultimately applied its rules to terminate Enforcement Discretion without regard to whether an IND application had been filed and was in process.

Strong Commercial Growth	Optimized Sales Force	KOA Clinical Trial Results Analysis
We achieved double-digit top-line sales growth of our continuing portfolio of products. We expanded beyond advanced wound care into areas of surgical recovery where the use of our tissue products could help reduce complications across several specialties.

We focused on increasing the effectiveness and efficiency of our sales force using intensive analytics. We completed a redesign of our sales force, to structure personnel and territories to capitalize on new opportunities, drive efficiencies, and reward long-term territory growth through adjustments in our sales compensation structure. Overall, we increased the number of sales personnel by 10%, and increased the number of Medical Science Liaisons to further support medical education initiatives.

We furthered our scientific understanding of the significant therapeutic potential of our mdHACM product in the treatment of KOA and other musculoskeletal diseases and conditions. While our Phase 2B KOA clinical trial did not meet its primary endpoints, it did yield significant outcomes from a “Pre-Interim Analysis Cohort” consisting of 190 patients. We reviewed the trial results, including p-values, additional study analyses, and our proposed path forward at our Investor Day held on December 7, 2021.

(1)Our publications in 2021 included: Moreno SE, Massee M, Bara H, Koob TJ. Dehydrated human amniotic membrane modulates canonical Wnt signaling in multiple cell types in vitro. Eur J Cell Biol. 2021;100(5-6):151168. doi:10.1016/j.ejcb.2021.151168; Moreno SE, Massee M, Koob TJ. Dehydrated Human Amniotic Membrane Inhibits Myofibroblast Contraction through the Regulation of the TGFβ‒SMAD Pathway In Vitro. JID Innov. 2021;1(2):100020. Published 2021 May 6. doi:10.1016/j.xjidi.2021.100020; and Moreno SE, Massee M, Koob TJ. Dehydrated human amniotic membrane regulates tenocyte expression and angiogenesis in vitro: Implications for a therapeutic treatment of tendinopathy. J Biomed Mater Res B Appl Biomater. 2022;110(4):731-742. doi:10.1002/jbm.b.34951.

This CD&A pertains to 2021 compensation, explains our executive compensation philosophy, describes our compensation programs and reviews our compensation decisions for the following named executive officers (“NEOs”):
•Timothy R. Wright (Chief Executive Officer since May 13, 2019);
•Peter M. Carlson (Chief Financial Officer since March 2020; joined the Company as Executive Vice President - Finance in December 2019);
•Rohit Kashyap, Ph.D. (President, Wound Care & Surgical since April 2022; joined the Company as Executive Vice President and Chief Commercial Officer in August 2020);
•William F. “Butch” Hulse IV (General Counsel and Chief Administrative Officer since April 2022; joined the Company as General Counsel and Secretary in December 2019); and
•Robert B. Stein (President, Regenerative Medicine and Biologics Innovation since April 2022; joined the Company as Executive Vice President - Research and Development, in August 2020).
These NEOs reflect our efforts to recruit and retain strong leadership across the organization. The Compensation Committee (the “Committee”) is responsible for evaluating and determining the compensation paid to the NEOs. All components of compensation for the NEOs are then recommended by the Committee to the Board for approval.
Compensation Philosophy

In this section, we discuss how we view executive compensation and why we make the decisions that we do. The Committee relies on defined principles to help guide its executive compensation decisions.

MiMedx’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and incentivize them to achieve the Company’s operational and financial goals. In line with this philosophy, the Company’s practice is to provide total compensation that is competitive with comparable positions at peer organizations. The compensation program is based on individual and organizational performance and includes components that reinforce the Company’s incentive and retention-related compensation objectives. The Committee believes that discretion, flexibility and judgment are critical to its ability to award incentive compensation that reflects near-term performance results and progress toward longer-term strategic priorities that allow MiMedx to create value for our shareholders.

The principal components of compensation for MiMedx’s NEOs are base salary, annual cash incentives and long-term equity incentives. Cash incentives are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and shareholders.

Prior Say-on-Pay Proposal and Shareholder Support
The Company conducted a say-on-frequency advisory vote at the 2019 annual meeting of shareholders held in August 2020, where more than 97% of the votes cast were in favor of an annual advisory vote rather than the triennial vote last recommended by shareholders. The Board determined that the Company would hold an annual say-on-pay advisory vote beginning with the 2021 annual meeting of shareholders.
The Company conducted an advisory say-on-pay advisory vote at the 2021 annual meeting of shareholders held in May, 2021, where more than 77% of the votes cast were in favor of the proposal. The Board and the Committee have considered this advisory vote result, together with the other factors and data discussed in this Compensation Discussion and Analysis in connection with its determination of compensation policies and decisions.

The Board and the Committee also considered input received from shareholders, and advice from expert advisors on market trends and other matters, and have determined to continue to further strengthen the pay for performance alignment of the Company’s compensation policies. As a result, in 2022, the Committee approved granting the NEOs certain performance stock units as an additional tool to incentivize management performance and align compensation with shareholders’ interests, as described further below under “--Long-Term Equity Incentives.” The Committee and the Board will continue to consider expert advice and shareholder input when making future decisions about executive compensation.
Pay Setting Process
Compensation Consultant
The Committee engaged an independent executive compensation consulting firm, Aon Consulting, Inc. through its Radford subdivision (“Radford”), to provide compensation consulting services relating to (1) NEO compensation, (2) peer group composition and practices, (3) incentives design, (4) compensation governance, (5) amount and form of director compensation and (6) alternatives to equity compensation. Radford’s services were provided only to the Committee, and the Committee determined that Radford’s work did not raise any conflict of interest.
Use of a Peer Group
In making compensation decisions, the Committee has considered the recommendations of the CEO and the Company’s Chief Administrative Officer, which, in turn, have been informed by a compensation analysis of the practices of peer group companies, which are publicly-traded companies in the medical device, pharmaceuticals, biotechnology and life sciences sectors of the healthcare industry. The peer group was determined primarily using organizational criteria, revenue, market capitalization, and industry sector. Organizational criteria include number of employees as well as qualitative factors such as industry, markets, and development stage. The data from the peer group companies for the NEOs provides the Committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs. In 2021, the Company’s peer group consisted of the following companies:

Akebia Therapeutics Inc.	Luminex Corporation	Orthofix Medical Inc.
Collegium Pharmaceutical, Inc.	Meridian Bioscience Inc.	Precigen, Inc.
CryoLife, Inc.	NanoString Technologies	Spectrum Pharmaceuticals, Inc.
Fluidigm Corporation	Omeros Corporation	Travere Therapeutics, Inc.
Halozyme Therapeutics, Inc.	OraSure Technologies, Inc.	Vanda Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Organogenesis Holdings Inc.	Vericel Corporation
The peer group adopted in 2021 reflects the removal of AMAG Pharmaceuticals, Inc. and Momenta Pharmaceuticals from the 2020 peer group. The Committee made these changes to the peer group to better balance the group relative to market capitalization, number of employees, revenues, industry, and the availability of data. As reconstituted, MiMedx ranked at the 69th, 65th, and 60th percentiles among the peer group for number of employees, revenues and market capitalization, respectively, as of January 15, 2021.

The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning, as well as the realities of attracting and retaining key employees.
2021 Compensation Components
Base Salaries
MiMedx employees, including its NEOs, are paid a base salary commensurate with the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, the results of arms’-length negotiations and labor market conditions, and with reference to peer company salary levels. Base salaries may be increased depending on the compensation of comparable positions within the peer group companies and published compensation surveys, the executive’s responsibilities, skills, expertise, experience and performance, the executive’s contributions to the Company’s results, and the overall performance of the Company compared to its peer group and other participants within the industry. In determining the increases, the Committee relies on this information, but also exercises its judgment about each individual, and considers recommendations from its compensation consultant and senior management, and takes into account special circumstances. In 2021, the Committee chose to keep all of the NEOs’ base salaries at 2020 levels, with the exception of Mr. Hulse, for whom a market-based increase was applied. Base salaries of the NEOs in 2021 and 2020 were as follows:

NEO	2021 Base Salary	2020 Base Salary
Mr. Wright	$750,000	$750,000
Mr. Carlson	525,000	525,000
Dr. Kashyap	500,000	500,000
Mr. Hulse	500,000	475,000
Dr. Stein	500,000	500,000

Annual Non-Equity Incentive Awards
Annual cash bonuses for the NEOs and other executives are determined under the Company’s Management Incentive Plan (the “MIP”), which is an annual cash incentive plan that is designed to incentivize and reward performance achievement for the completed fiscal year.
Each of the NEOs is eligible to participate in the MIP, with a targeted bonus equal to a specified percentage of his or her base salary. Bonuses under the MIP are contingent on the achievement of annual financial performance measures and individual performance objectives specific to each fiscal year.
MIP for 2021
On April 28, 2021, the Board, upon recommendation of the Committee, approved the terms for the 2021 MIP, which provided for payment of cash bonuses to management personnel who meet the eligibility criteria, including all of the NEOs. At that time, the Committee recommended and the Board approved target bonus amounts, expressed as a percentage of base salary measured at the end of the program year.

Bonuses could be earned under the MIP based on (i) the Company’s first half 2021 Net Sales performance (15% allocation); (ii) the Company’s second half 2021 Net Sales performance (15% allocation); (iii) the Company’s performance on three strategic Research & Development (“R&D”) goals (25% allocation); (iv) the Company’s Selling, General & Administrative (“SG&A”) Expense performance (20% allocation); and (v) attainment of individual performance objectives (25% allocation). Bonus opportunities were allocated among the independent performance metrics as set forth above, and the first half Net Sales, second half Net Sales, R&D and SG&A Expense performance metrics were limited to a maximum payout of 120%, 107.5%, 115% and 110% of target amounts, respectively. The maximum potential amount to be earned by a participant under the MIP was two times the participant’s target annual incentive (as described below).

The Net Sales performance goals included amounts for expected sales of our products considered to be Human Cells, Tissues and Cellular and Tissue – Based Products (“HCT/Ps”) that are drugs, devices, and/or biological products (“Section 351 HCT/Ps”) subject to licensure under Section 351 of the Public Health Service Act (“Section 351”). Net Sales performance goals were based on the express assumption that the FDA would not terminate its period of Enforcement Discretion under limited conditions with respect to the IND application and pre-market approval requirements for certain Section 351 HCT/Ps (“Enforcement Discretion”) and/or that the transition away from Enforcement Discretion would not impact products for which an IND application was already in process. However, the FDA ultimately applied its rules to terminate Enforcement Discretion on May 31, 2021, for all Section 351 HCT/Ps for which a Biologics License Application (“BLA”) had not been already approved, whether or not an IND application was in process. The Company sold micronized and particulate products under this policy of Enforcement Discretion, but ceased such sales in the United States after May 31, 2021, and will not market these products in the United States again unless and until the FDA grants pre-market approval for a specific product and indication.

In determining how to effectively measure performance for the second half Net Sales metric in light of the termination of Enforcement Discretion, the Committee and the Board of Directors considered several factors, including that:

•the establishment of the Net Sales targets did not include adjustment for a potential end to the period of Enforcement Discretion and included specific affected products that were the subject of consideration by the Committee and the full Board at meetings of the Committee and the full Board in both December 2019 and March 2020;
•the timing of the end of the period of Enforcement Discretion, along with the specific products impacted, were outside management’s control;
•in alignment with defined objectives, management filed three IND applications in 2021 ahead of the end of the period of Enforcement Discretion in order to support the use of Section 351 HCT/Ps in multiple existing Advanced Wound Care applications. The filing of these IND applications was intended to maintain the continued sale of certain Section 351 HCT/Ps after the end of the period of Enforcement Discretion, in alignment with the Company’s expectations of a potential path the FDA could implement;
•sales of the Section 351 HCT/Ps represented approximately 13% of total sales in 2020 and the first half of 2021;
•in discussing 2021 revenue expectations with the financial community, management provided extensive disclosure regarding the potential impact of the end of the period of Enforcement Discretion, initially providing different revenue expectations assuming “no impact” and “full impact” from the end of the period of Enforcement Discretion. Once the FDA announced its approach and the impact was known to be at the “full” level, management provided disclosure both of revenue amounts in total and revenue amounts excluding sales of the Section 351 HCT/Ps impacted by the end of the period of Enforcement Discretion; and
•management proactively and actively engaged in dialogue with the FDA regarding Enforcement Discretion, including factors to consider in clarifying the FDA’s intent for all market participants. This approach to market leadership is consistent with the Company’s mission, vision and values.

After consideration of these and other factors, on March 1, 2022, consistent with the MIP and its established performance goals, the Board, upon recommendation of the Committee, adjusted the second half Net Sales performance target by removing the amounts associated with such Section 351 HCT/Ps in the United States.

The target amount established for the first half Net Sales performance metric for 2021 was $126.3 million, and was achieved. The threshold amount established for the second half Net Sales performance metric for 2021, originally $145.3 million and $125.0 million after adjustment, was achieved. The threshold R&D goal of attaining two out of three pre-established targets was not met. The target of maintaining SG&A Expense below $202.8 million was met.

In the aggregate, the Committee determined annual bonuses as listed below, in comparison to target amounts, expressed both as a percentage of base salary and as a dollar amount. The Committee took into consideration that the Company’s total shareholder return (“TSR”) was negative for 2021, in part due to the failure of the Company’s Phase 2B clinical trial of its mdHACM product for the treatment of KOA to meet its primary endpoints, and market perceptions of the resulting delay in the Company’s business strategy, as well as overall market conditions in the industry. As a result, the amount of the approved bonus for each NEO was below the approved target (and within the limitations of the MIP).

NEO	Base Salary	Target Annual Incentive as a Percentage of Base Salary	Target Annual Incentive	Amount Paid for 2021	Percentage of Target
Mr. Wright	$750,000	100%	$750,000	$652,500	87%
Mr. Carlson	525,000	55%	288,750	251,213	87%
Dr. Kashyap	500,000	52.5%	262,500	229,688	87.5%
Mr. Hulse	500,000	50%	250,000	228,750	91.5%
Dr. Stein	500,000	50%	250,000	222,500	89%

Long-Term Equity Incentives
All equity incentive awards are granted under the Company’s 2016 Equity and Cash Incentive Plan (as amended, the “2016 Plan”), which was originally approved by shareholders in 2016 and most recently approved by shareholders in 2020. The 2016 Plan is designed to align the interests of the Company’s NEOs and other MiMedx officers, members of management and key employees with the interests of the Company’s shareholders, and serve as a key retention tool. Restricted stock and restricted stock units (“RSUs”) vest over a period of time, generally pro rata annually over three years subject to the recipient’s continued service to us. The Company generally makes its annual equity grant to a broad group of its management employees, including the NEOs, in February or March of each year. The Company also typically grants restricted stock and RSUs to certain newly-hired executive officers in connection with the commencement of their employment by the Company.
The Committee believes that equity grants are a positive motivator for the Company’s officers, management and key employees to focus their strategy and efforts on the Company’s long-term goals. Working toward the long-term growth of the price of the Company’s stock produces a financial gain for the executives’ equity awards, aligned with an increase in value for the Company’s shareholders.
In recent years, the Committee has granted only restricted stock and RSU awards, rather than a mix of stock and stock options. The Committee believes that restricted stock and RSU awards are an effective form of equity compensation because the vesting period is a strong retention tool for NEOs and other key executives. Restricted stock and RSU awards increase in value as the Company’s stock price increases and continue to have value in the event of a stock price decline, unlike stock options which may lose retention value in the event of a decline in stock price.
Grant of Performance Stock Units in 2022

In continuing to evolve our compensation policies to further emphasize pay for performance and the alignment with shareholder interests, in 2022, the Committee approved grants of performance stock units (“PSUs”) to the executive officers as a portion of their equity awards. These PSUs will vest on the three year anniversary of the grant date only if, and conditioned on the extent to which, certain performance targets are achieved. The Committee believes that having an element of executive officers’ compensation be subject to the risk of not being attained if performance criteria are not met is an effective tool to incentivize management and align compensation with shareholders’ interests.

All awards of restricted stock and RSUs granted to the NEOs in 2021 were approved by the Committee and recommended to the full Board for approval.
In determining the approved level of equity grants, the Committee considers the individual’s target annual long-term incentive value, the Company’s overall option “overhang,” the employee’s level of responsibility and performance, prior equity awards, comparative compensation information, and the anticipated expense to the Company. For 2021, all awards of restricted stock and RSUs were dated and priced as follows:
•All awards of restricted stock and RSUs to current employees were granted and priced as of the close of the business day on which the Board approved the grant, following recommendation by the Committee.
•All awards of restricted stock and RSUs granted to newly-hired employees were granted and priced as of the later of the business day on which the Board approved such grants and the date of employment.
The Committee establishes vesting schedules for awards under the 2016 Plan at the time of the grant. To optimize the retention value of the awards, which is of significant importance for our efforts to cultivate and retain talent, and to orient recipients to the achievement of longer-term goals, objectives and success, awards typically vest in three equal installments on and around the first, second and third anniversaries of the grant date. The Company generally makes an annual equity grant to a broad group of its management employees, including the NEOs, in February or March of each year at a regularly scheduled meeting. In 2021, all equity-based awards were issued under plans previously approved by the Company’s shareholders.
.
2021 Restricted Stock Grants to Named Executive Officers
In general, in determining the level of equity grants, the Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about long-term incentives. The Committee does not benchmark long-term incentives to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning. The Committee also considers the individual’s target annual long-term incentive value, the NEO’s prior equity awards, the anticipated expense to the Company, as well the amount of shares that remain available under the Plan to be granted. Consistent with the foregoing, the Committee made the following grants to the NEOs in 2021: Mr. Wright - 335,153 shares; Mr. Carlson - 109,235 shares; Mr. Kashyap - 99,304 shares; Mr. Hulse - 99,304 shares; and Mr. Stein - 109,235 shares. Grants vest pro rata annually over three years.
Agreements with our Executive Officers

Agreement with Mr. Wright
In connection with his appointment as Chief Executive Officer in May 2019, Mr. Wright entered into a letter agreement (the “Letter Agreement”) with the Company that provides for an annual base salary of $750,000, eligibility to participate in the MIP, a one-time signing-on bonus, grants of restricted stock and eligibility to receive awards under the Company’s long-term incentive plans.
The Letter Agreement further provides that in the event of the termination of Mr. Wright’s employment by the Company other than for “cause” or by Mr. Wright for “good reason,” Mr. Wright will be eligible to receive the following, subject to the execution and non-revocation of a release of claims (and continued compliance with any applicable restrictive covenant obligations): (i) a severance payment equal to 24 months of his then-current annual base salary plus two times his then-current annual target bonus amount and (ii) provided that Mr. Wright timely elects continued coverage under COBRA, continued participation in applicable Company benefit plans for him and his eligible dependents at active employee rates for 24 months following the termination of Mr. Wright’s employment. Notwithstanding the foregoing, in the event that Mr. Wright’s employment with the Company is terminated following a “change in control” for reasons other than death, disability, retirement, termination by the Company for “cause” or termination by Mr. Wright without “good reason,” Mr. Wright will be eligible to receive the following, subject to the execution and non-revocation of a release of claims (and continued compliance with any applicable restrictive covenant obligations): (i) a severance payment equal to 30 months of his then-current annual base salary plus 2.5 times his then-current annual target bonus amount, (ii) provided that Mr. Wright timely elects continued coverage under COBRA, continued participation in applicable Company benefit plans for him and his eligible dependents at active employee rates for 30 months following the termination of Mr. Wright’s employment and (iii) continued participation in life or other similar insurance or death benefit plans (excluding short-term or long-term disability insurance) for 30 months following the termination of Mr. Wright’s employment and at the Company’s expense.
The Letter Agreement also entitles Mr. Wright to certain relocation and commuting benefits.
Agreement with Mr. Carlson
The Company entered into an agreement with Mr. Carlson effective December 16, 2019 to employ him as Executive Vice President - Finance. The Company later named Mr. Carlson Chief Financial Officer effective March 18, 2020. Pursuant to the Company’s agreement with Mr. Carlson, he received an annual base salary of $525,000 eligibility to participate in the MIP, a one-time signing-on bonus, grants of restricted stock and eligibility to receive awards under the Company’s long-term incentive plans.
Offer Letters with Other NEOs
Pursuant to Offer Letters with the Company, the other NEOs are entitled to base salaries, and are eligible to participate in the MIP and to receive awards under the Company’s long-term incentive plans.
Additional Compensation Practices and Policies
Perquisites
The Company generally does not provide executive officers with perquisites and other personal benefits beyond the Company benefits offered to similarly situated employees, with the following exceptions: during the Company’s transition, when its ability to attract and retain executives was reduced, the Company agreed to reimburse certain executives (Mr. Wright) for commuting and transportation expenses between their respective homes and our corporate headquarters, temporary lodging, relocation and rental car expenses, and paid a tax-gross up on these amounts. In 2020, the Company also paid temporary lodging expenses and moving expenses for Dr. Stein, home finding expenses for Mr. Carlson and Dr. Stein, and a tax gross-up on such amounts. Also, following the COVID-19 pandemic, the Company paid certain commuting expenses in 2020 for Mr. Carlson and Dr. Stein to travel between their homes and business meetings the Company required them to attend. These perquisites were provided on a transitional basis, were limited in duration, and are no longer continuing.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that apply to the NEOs. Under the guidelines, covered persons are required to own stock, including unvested time-based restricted stock or RSUs, equal to certain multiples of their annual cash compensation as defined in the guidelines. Since October 2020, the multiples required are as follows:

Person Subject to Policy	Requirement
CEO	6.0X
Other NEOs	2.5X
Until such time as the executive officer reaches his or her applicable threshold and subject to certain exceptions, the executive officer is required to hold 100% of the shares of Company common stock awarded to him/her from the Company or received upon vesting of restricted stock and RSUs and upon exercise of stock options (net of any shares utilized to pay for tax withholding and any exercise price). Each of the NEOs was in compliance with these guidelines in 2021.

Recoupment of Compensation
The Board adopted a recoupment (clawback) policy, effective April 1, 2016, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Committee may seek reimbursement of any cash or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the officer under the restatement.
In addition, in April 2021, the Committee amended the Recoupment Policy to:
•allow for recoupment of payouts under MiMedx’s incentive compensation programs (including, but not limited to, any of the Management Incentive Plans from 2016 to present) when an executive officer has engaged in misconduct as predefined by the Committee including but not be limited to, any material violation of a Company policy that causes significant harm to the Company.
•expand the scope of persons covered to include not only the Company’s CEO, CFO, and other executive officers, but also other senior management level and higher-ranking executive officers (“Senior Officers”) on the basis of having met or exceeded performance targets during the period covered by the restated financial statement(s), regardless of whether any executives are found personally responsible for the misstatement(s). Specifically, the Board may take the steps necessary to secure reimbursement from Senior Officer(s) of any bonus or other incentive-based or equity-based (to the extent tied to financial metrics) compensation paid to any Senior Officers during the twelve-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such error to the extent that compensation was based on the misstated financial result.
•require the Board to take steps to recoup when any restatement was the result of violation(s) of federal securities laws in which scienter is a necessary element by the CEO, CFO, or any other senior officer. The Board must take the steps necessary to recoup from any Senior Officer whose scienter led to the restatement all incentive compensation awarded to such officer for performance during the periods affected by the restatement; provided, however, this recoupment obligation is subject to MiMedx’s consideration regarding (1) a cost/benefit analysis with respect to pursuing recovery of such incentive compensation, and (2) an analysis of the potential impact of the individual’s indemnification agreement on such pursuit.
•direct that any actions taken pursuant to the Recoupment Policy be disclosed on the next proxy statement filed with the SEC or on a Form 8-K; and
•direct that all employment agreements with Senior Officers be amended as necessary to be consistent with the Recoupment Policy, as revised.
Anti-Hedging and Anti-Pledging Policies
Hedging transactions may permit the ownership of Company securities without the full risks and rewards of ownership. If a director, officer or employee engages in hedging transactions with respect to Company securities, he or she may no longer have the same objectives as the Company’s other shareholders. For this reason, the Company prohibits directors, officers and employees from engaging in hedging transactions in Company securities, subject to exceptions that may be granted in the sole discretion of the Company’s General Counsel in limited circumstances.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold if the borrower defaults on the loan, including at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. For these reasons, the Company prohibits directors, officers and other employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Compensation Risk Assessment

On an ongoing basis, the Committee considers the risks inherent in the Company’s compensation programs. The Committee believes that our compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals.

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis in this Proxy Statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2022 annual meeting of shareholders. This report is provided by the following independent directors, who comprise the Compensation Committee:
James L. Bierman, Chair
Michael Giuliani, M.D.
Martin P. Sutter

April 26, 2022

Summary Compensation Table (2021, 2020 and 2019)

Name and Principal Position	Period	Salary	Bonus		Stock(7) Awards	Non-Equity Incentive Plan Compensation Awards(8)	All Other(9) Compensation	Total
Timothy R. Wright,(1) Chief Executive Officer	2021	$750,000	$—		$3,374,991	$652,500	$39,808	$4,817,299
	2020	735,577	—		3,374,995	562,599	56,831	4,730,002
	2019	447,115	1,220,000	(6)	3,375,000	—	27,239	5,069,354
Peter M. Carlson,(2) EVP - Finance and Chief Financial Officer	2021	525,000	—		1,099,996	251,213	11,600	1,887,809
	2020	514,904	50,000	(6)	1,049,999	216,562	8,276	1,839,741
	2019	24,231	—		1,349,994	—	—	1,374,225
Rohit Kashyap,(3) President, Wound Care & Surgical	2021	500,000	—		999,991	229,688	11,600	1,741,279
	2020	201,923	200,000	(6)	999,999	87,500	3,269	1,492,691
William F. Hulse, (4) General Counsel and Chief Administrative Officer	2021	495,192	—		999,991	228,750	9,750	1,733,683
	2020	465,865	125,000	(6)	712,496	178,125	6,714	1,488,200
Robert B. Stein,(5) President, Regenerative Medicine & Biologics Innovation	2021	500,000	—		1,099,996	222,500	8,750	1,831,246
	2020	192,308	250,000	(6)	500,000	83,334	316,741	1,342,383

(1)Timothy R. Wright has served as Chief Executive Officer since May 2019.
(2)The Board appointed Mr. Carlson Executive Vice President - Finance effective December 16, 2019. The Company later named Mr. Carlson Chief Financial Officer effective March 18, 2020.
(3)Rohit Kashyap, Ph.D. has served as Executive Vice President and Chief Commercial Officer since August 2020. He was named President, Wound Care & Surgical in April 2022.
(4)William F. Hulse has served as General Counsel and Secretary since December 2019. He was named General Counsel and Chief Administrative Officer in April 2022.
(5)Robert B. Stein has served as Executive Vice President - Research and Development, since August, 2020. He was named President, Regenerative Medicine & Biologics Innovation in April 2022.
(6)Represents a one-time cash signing bonus in the following amounts: Mr. Wright - $500,000; Mr. Carlson - $50,000; Dr. Kashyap - $200,000; Mr. Hulse - $125,000; and Dr. Stein - $250,000. Mr. Wright also received a discretionary bonus in 2020 in lieu of his 2019 annual incentive in the amount of $720,000.
(7)Represents the aggregate grant date fair value of awards of restricted stock made in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to NEOs in Note 11 to the consolidated financial statements included in the 2021 Annual Report. The restricted stock awards vest pro rata annually over a three-year period.
(8)Includes annual bonus paid under the MIP.
(9)Represents the following amounts: (a) 401(k) matches for 2021 for Mr. Wright - $11,600; Mr. Carlson - $11,600; Dr. Kashyap - $11,600; Mr. Hulse - $9,750; and Dr. Stein - $8,750; (b) temporary lodging expenses for 2021 for Mr. Wright - $15,599 through May 31, 2021, the end of the contractual commitment period; and (c) tax gross-up for 2021 for Mr. Wright - $12,609 (on temporary lodging expenses for the partial year).

Grants of Plan-Based Awards For 2021
The following table provides information regarding grants of plan-based awards to the Company’s NEOs during 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum
Timothy R. Wright	3/4/2021				335,153	$3,374,991
		$375,000	$750,000	$1,500,000
Peter M. Carlson	3/4/2021				109,235	1,099,996
		144,375	288,750	577,500
Rohit Kashyap	3/4/2021				99,304	999,991
		131,259	262,500	525,000
William F. Hulse	3/4/2021				99,304	999,991
		125,000	250,000	500,000
Robert B. Stein	3/4/2021				109,235	1,099,996
		125,000	250,000	500,000

(1)Represents the annual incentive opportunity under the Management Incentive Plan (MIP) for 2021. Actual amounts paid for 2021 are included in the Summary Compensation Table.
(2)Represents restricted stock awards granted under the 2016 Plan. The shares of restricted stock generally vest ratably over three years from the grant date.
(3)The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718—“Compensation-Stock compensation” and correspond to the aggregate values disclosed in the “Stock Awards” column in the Summary Compensation Table.

Outstanding Equity Awards as of December 31, 2021
The following table shows the number of shares covered by unvested restricted stock awards held by the Company’s NEOs on December 31, 2021.

	Stock Awards
Name	Number of Securities Unvested		Market Value of Unvested Securities(1)
Timothy R. Wright	943,781	(2)	$5,700,437
Peter M. Carlson	244,311	(3)	1,475,638
Rohit Kashyap	214,844	(4)	1,297,658
William F. Hulse	179,812	(5)	1,086,064
Robert B. Stein	163,791	(6)	989,298

(1)Calculated based on a closing stock price of $6.04 per share on December 31, 2021.
(2)190,677 RSUs vested on February 18, 2022; 111,717 RSUs vested on March 4, 2022; 227,273 RSUs are scheduled to vest on June 7, 2022; 190,678 RSUs are scheduled to vest on February 18, 2023; and 111,718 RSUs are scheduled to vest on each of March 4, 2023 and March 4, 2024.
(3)59,322 RSUs vested on February 18, 2022; 36,411 RSUs vested on March 4, 2022; 16,432 RSUs are scheduled to vest on December 19, 2022; 59,322 RSUs are scheduled to vest on February 18, 2023; and 36,412 RSUs are scheduled to vest on each of March 4, 2023 and March 4, 2024.
(4)33,101 RSUs vested on March 4, 2022; 57,770 RSUs are scheduled to vest on each of August 3, 2022 and August 3, 2023; 33,101 RSUs are scheduled to vest on March 4, 2023; and 33,102 RSUs are scheduled to vest on March 4, 2024.
(5)40,254 RSUs vested on February 18, 2022; 33,101 RSUs vested on March 4, 2022; 40,254 RSUs are scheduled to vest on February 18, 2023; 33,101 RSUs are scheduled to vest on March 4, 2023; and 33,102 RSUs are scheduled to vest on March 4, 2024.
(6)36,411 RSUs vested on March 4, 2022; 27,278 RSUs are scheduled to vest on each of August 10, 2022 and August 10, 2023; and 36,412 RSUs are scheduled to vest on March 4, 2023 and March 4, 2024.

2021 Option Exercises and Stock Vested Table
The following table provides information concerning each exercise of stock options and each vesting of restricted stock during 2021, on an aggregated basis with respect to each of the Company’s NEOs.

	Stock Awards
Name	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Timothy R. Wright	417,950	$4,404,634
Peter M. Carlson	110,966	1,118,813
Rohit Kashyap	57,770	725,014
William F. Hulse	40,254	394,892
Robert B. Stein	27,277	325,415

(1)Represents the number of shares acquired on vesting multiplied by the closing price of Company common stock on the vesting date.

2021 Potential Payments Upon Termination Or Change In Control
This section describes additional payments that the Company would make to the NEOs assuming a hypothetical termination of employment occurred on December 31, 2021 under various scenarios.
No-Cause Termination. The Company entered into Executive Retention Agreements with each NEO except for Mr. Wright that provides for compensation to the executive in the event the executive’s employment with the Company is terminated involuntarily without “Cause” (as defined in the agreement), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the agreement) prior to a “change-in-control.” Mr. Wright’s Letter Agreement has similar severance provisions and is described above under “--Agreements with our Executive Officers.” The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and target base bonus: Mr. Wright, 2 times; and Messrs. Carlson, Hulse, Kashyap, and Stein, 1.25 times. In addition, following termination of employment under such circumstances, each NEO is entitled to receive health insurance coverage (subject to a COBRA election, and a periodic cash payment for 18 months), and certain other fringe benefits equivalent to those in effect at the date of termination for a period of 24 months in the case of Mr. Wright, and 15 months in the case of the other NEOs.
Change-in-Control. The Executive Retention Agreements with the NEOs and the Letter Agreement with Mr. Wright provide for compensation to the executive in the event the executive’s employment with the Company is terminated upon or within one year following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and target base bonus as of the date of the change-in-control: Mr. Wright, 2.5 times; and Messrs. Carlson, Hulse, Kashyap, and Stein, 1.5 times. In addition, following termination of employment, these executives are entitled to receive health insurance coverage (subject to a COBRA election and a periodic cash payment for 18 months), and certain other fringe benefits equivalent to those in effect at the date of termination for periods of 30 months for Mr. Wright and 18 months for the other NEOs.
Restrictive Covenants. The Executive Retention Agreements and the Letter Agreement require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment for 18 months.
Equity Awards. Generally, unvested equity awards vest upon an NEO’s death or disability. Upon a “change in control,” as defined in the 2016 Plan, and subject to any requirements of Section 409A of the Internal Revenue Code of 1986, as amended, grants made to the NEOs prior to October 2020 also vest. For awards made after October 2020, the Board adopted a new form of award agreement that uses a double-trigger, under which if the NEO’s employment terminates within 24 months following a change of control, as defined in the 2016 Plan, other than for cause, then the awards will vest upon such termination, provided that the awards were continued, assumed, or substituted in the transaction; if no written provision is made for continuance, assumption or substitution of the awards, then the Compensation Committee has discretion to (1) terminate such awards without payment, (2) terminate such awards in exchange for a payment equal to the fair market value of such awards on the date of the change in control, or (3) accelerate the vesting of the awards or take such other actions as the Committee determines to be reasonable under the circumstances to permit the NEO to realize the value of the awards. Accordingly, the amounts shown in the table below reflect awards granted under the prior form of agreement, pursuant to which awards would vest automatically upon a change in control, as well as awards made after October 2020, which would vest only at the Committee’s discretion or upon termination of employment other than for cause.

The table below details the payments and benefits to which the NEOs would have been entitled under each termination of employment and Change in Control scenario, assuming the triggering event occurred on December 31, 2021. On that date, the stock price was $6.04. The actual amounts that may be payable to any NEO on a separation from the Company can only be determined at the time of the actual separation and may differ from the amounts set forth in the tables below based on various factors. Please also see the footnotes to the table below for additional information.

Executive	Involuntary Without Cause or Voluntary for Good Reason		Involuntary Without Cause or Voluntary for Good Reason after Change in Control		Death or Disability
Timothy R. Wright
cash severance	$3,000,000	(1)	3,750,000	(1)(2)	$—
estimated benefits	31,484	(3)	39,356	(2)(3)	—
estimated value of accelerated equity awards	—		5,700,437	(4)	5,700,437	(5)
TOTAL	$3,031,484		$9,489,793		$5,700,437
Peter M. Carlson
cash severance	1,017,118	(1)	1,220,625	(1)(2)	—
estimated benefits	19,678	(3)	23,613	(2)(3)	—
estimated value of accelerated equity awards	—		1,475,638	(4)	1,475,638	(5)
TOTAL	$1,036,796		$2,719,876		$1,475,638
Rohit Kashyap
cash severance	953,125	(1)	1,143,750	(1)(2)	n/a
estimated benefits	23,077	(3)	27,693	(2)(3)	n/a
estimated value of accelerated equity awards	—		1,297,658	(4)	1,297,658	(5)
TOTAL	$976,202		$2,469,101		$1,297,658
William F. Hulse
cash severance	937,500	(1)	1,125,000	(1)(2)	—
estimated benefits	23,077	(3)	27,693	(2)(3)	—
estimated value of accelerated equity awards	—		1,086,064	(4)	1,086,064	(5)
TOTAL	$960,577		$2,238,757		$1,086,064
Robert B. Stein
cash severance	937,500	(1)	1,125,000	(1)(2)	n/a
estimated benefits	23,077	(3)	27,693	(2)(3)	n/a
estimated value of accelerated equity awards	—		989,298	(4)	989,298	(5)
TOTAL	$960,577		$2,141,991		$989,298

(1)Includes (a) annual base salary as of December 31, 2021, plus (b) annual targeted bonus for the year ended December 31, 2021, times the multiple applicable to the NEO.
(2)Payable only in the event the executive’s employment is terminated by the Company without cause or by the executive for “good reason” within one year following a change in control.
(3)Includes the estimated value of medical and dental insurance.
(4)Includes the value of unvested restricted stock based on the December 31, 2021 closing stock price, the vesting of which is deemed accelerated to December 31, 2021. As noted above, awards made before October 2020 vest automatically upon a change in control without regard to the manner of the Participant’s termination of employment. Awards made after October 2020 vest upon a change in control only at the Committee’s discretion or, if assumed in the transaction upon termination of employment without cause. For Messrs. Wright, Carlson, Kashyap, Hulse and Stein, these awards subject to Committee discretion constituted $2,024,324, $659,779, $599,796, $599,796, and $659,779 out of the amounts shown in the table, respectively.
(5)If the Participant’s employment with the Company terminated on account of the Participant’s death or disability, the shares vest and become non-forfeitable on termination of the Participant’s employment with the Company.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as a “say-on-pay” proposal, to approve the compensation of the Company’s NEOs as disclosed in the CD&A, the compensation tables, and the accompanying narrative disclosures, (see pages 28 through 42):

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the
Company’s named executive officers as disclosed in the Company’s proxy statement under the section captioned “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures.

The Compensation Committee is responsible for evaluating and determining the compensation paid to the Company’s NEOs. All components of compensation for the NEOs are then recommended by the Compensation Committee for approval by the Board. As described above in detail in the CD&A, the compensation tables and the accompanying narrative disclosures, the Company’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and motivate them to achieve the Company’s operational and financial goals. The Company’s compensation components seek to reward effective performance relative to the Company’s near-term plans and objectives, promote longer-term focus and help retain key contributors and align the interests of the Company’s executives and shareholders.

The Company conducted an advisory say-on-pay vote at the 2021 annual meeting of shareholders, where approximately 77% of the votes cast were in favor of the proposal. The Board and the Committee have considered this advisory vote result, together with the other factors and data discussed in the CD&A in connection with its determination of compensation policies and decisions. The Board and the Committee also considered input received from shareholders, and advice from expert advisors on market trends and other matters, and have determined to continue to further strengthen the pay for performance alignment of the Company’s compensation policies. As a result, in 2022, the Committee approved granting the NEOs certain performance stock units as an additional tool to incentivize management performance and align compensation with shareholders’ interests. The Committee and the Board will continue to consider expert advice and shareholder input when making future decisions about executive compensation.

The Company has previously determined that its shareholders should vote on an advisory say-on-pay proposal every year, consistent with the recommendation of the Board and the preference expressed by the Company’s shareholders in the advisory vote taken at the annual meeting of shareholders held in 2020.

Effect of Vote

While this is a non-binding, advisory vote, the Compensation Committee and the Board intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

For this proposal to be approved, votes cast FOR the proposal by the holders of shares represented at the meeting and entitled to vote must exceed the votes cast AGAINST the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
ON THE PROXY CARD.

DIRECTOR COMPENSATION
The Company compensates non-employee directors with a mix of equity and cash. Directors who are full-time Company employees do not receive any compensation for their service as directors or as members of Board committees. The Company compensates non-employee directors at approximately the median of peer practices. The 2016 Plan imposes limits on awards to directors for their service as directors of (i) 125,000 shares granted during any calendar year and (ii) a maximum of $300,000 for any consecutive 12-month period for awards stated as a specific dollar amount.

Equity Compensation

Upon initial election or appointment to the Board, each non-employee director receives a one-time grant of a number of restricted shares of Company common stock valued at $175,000, plus a prorated portion of the prior year’s annual grant (based on the number of months between the date of appointment to the Board and expected date of the next annual meeting of shareholders). One third of this grant vests on each anniversary of the grant date. In addition, each non-employee director receives an annual grant of a number of restricted shares of Company common stock valued at $175,000. The Board usually makes this grant on the date of the annual meeting of shareholders or the first meeting of the Board that follows the annual meeting of shareholders, subject to the share limits in the Plan, and it vests upon the earlier of the next annual meeting or the first anniversary of the grant date.

Director Stock Ownership Guidelines
The Nominating and Corporate Governance Committee has adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company common stock with a value equal to or greater than three times their annual gross cash compensation (as defined in the guidelines). Newly elected directors have three years from the date of election to the Board to comply with the ownership guidelines. Shares must be owned directly by the director or the director’s immediate family members residing in the same household, held in trust for the benefit of the non-employee director or the director’s immediate family or owned by a partnership, limited liability company or other entity to the extent of the director’s interest therein (including the interests of the director’s immediate family members residing in the same household) provided that the individual has the power to vote or dispose of the shares. Unvested shares of restricted stock and unexercised stock options (vested or unvested) do not count toward satisfaction of the guidelines.
Cash Compensation

In 2021, the Company also paid the following cash amounts to non-employee directors.

	Chairman	Non-Chair Member
Board	$71,000	$42,000
Audit Committee	21,000	11,000
Compensation Committee	16,000	8,500
Nominating and Corporate Governance	11,000	6,000
Ethics and Compliance Committee	12,500	6,500

The following table provides information concerning compensation of the Company’s non-employee directors who served in 2021. Dr. Grant received an initial grant of stock upon her appointment, as well as the regular annual awards.
2021 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options	Total
M. Kathleen Behrens	$129,375	$174,995	$—	$304,370
James L. Bierman	69,000	174,995	—	243,995
Phyllis L. Gardner	33,250	393,725	—	426,975
Michael Giuliani	51,917	174,995	—	226,912
William A. Hawkins	54,000	174,995	—	228,995
Cato T. Laurencin	49,416	174,995	—	224,411
K. Todd Newton	69,500	174,995	—	244,495
Martin P. Sutter(2)	—	—	—	—

(1)    The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718—“Compensation-Stock compensation.” We provide information regarding the assumptions used to calculate the value of all stock awards made to NEOs in Note 11 to the consolidated financial statements included in the 2021 Annual Report.
(2)    Mr. Sutter has declined all compensation as a non-employee director.

CEO PAY RATIO
In 2021, we paid total annual compensation to our median employee of $81,799. The annual total compensation of our CEO in 2021 was $5,724,021. Based on this information, for 2021,the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 70 to 1.
We determined our median employee using all income as shown in Form W-2 box 1 for all employees other than our CEO, based on information as of December 31, 2021. As permitted by SEC rules, (i) we identified our median employee as of December 31, 2021, and will determine the median employee at least every third year unless we make changes to our employee population or employee compensation arrangements that would result in a significant changes to our pay ratio disclosure; (ii) we excluded all non-U.S. employees in determining the median employee, which consisted of a single employee in Canada. The total number of U.S. and non-U.S. employees as of December 31, 2021 was 813.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the Company’s equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,444,845	$5.17	9,769,511
Equity compensation plans not approved by security holders	—	—	—
Total	1,444,845	$5.17	9,769,511
(1)    Includes the Company’s 2016 Plan and the MiMedx Group, Inc. Assumed 2006 Stock Incentive Plan.

AUDIT MATTERS

Changes in Registered Public Accounting Firm

Appointment of Deloitte & Touche LLP

On March 25, 2021, the Audit Committee approved the engagement of, and on March 29, 2021 executed an agreement with, Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2021. On March 2, 2022, the Board approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Neither the Company, nor anyone acting on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” (as those terms are defined in Item 304(a)(1) of Regulation S-K).

Shareholders are being asked to ratify the Board’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 at the Annual Meeting. A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Dismissal of BDO USA, LLP in 2021

In light of its engagement of Deloitte for the year ended December 31, 2021, the Audit Committee dismissed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm effective March 25, 2021.

BDO’s reports on the effectiveness of internal control over financial reporting as of December 31, 2020 and as of December 31, 2019 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

During the period from May 24, 2019 through March 25, 2021, there were no “disagreements” as such term is described in Item 304(a)(1)(iv) of Regulation S-K with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its audit report. Also, during this same period, there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided BDO with a copy of the foregoing disclosures and requested that BDO furnish the Company with a letter addressed to the Commission stating whether BDO agreed with the above statements. A copy of BDO’s letter dated March 30, 2021 was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on March 30, 2021.

BDO provided the Company with an unqualified opinion regarding its audit of the Company’s financial statements as of December 31, 2020 and 2019 that were included in the Company’s Annual Report on Form 10-K.

The Audit Committee initially approved the engagement of, and executed an agreement with, BDO as the Company’s independent registered public accounting firm for the fiscal years ending December 31, 2017, 2018 and 2019 on May 24, 2019 and engaged BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 on April 28, 2020. Shareholders ratified BDO’s appointment as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 on August 31, 2020 at the 2019 annual meeting of shareholders.

Independent Auditor Fees and Services
The Audit Committee’s duties include pre-approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, Deloitte, and the predecessor, BDO. All of the services in respect of 2021 and 2020 under the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees categories below were pre-approved by the Audit Committee.

Type of Fee	Year Ended December 31, 2020	Year Ended December 31, 2021
BDO Audit Fees(1)	$2,480,422
BDO Audit-Related Fees(2)	21,336
BDO Tax Fees	—
BDO All Other Fees(3)	114,359

Deloitte Audit Fees(1)		$1,855,000
Deloitte Audit-Related Fees		—
Deloitte Tax Fees		375,632
Deloitte All Other Fees		—
(1)    This category includes fees for the audit of the Company’s annual financial statements and review of financial statements included in its Quarterly Reports on Form 10-Q. For BDO, this includes $600,000 of consent fees paid in connection with Company filings with the SEC.
(2)    This relates to BDO’s audit of the Company’s 401(k) plan.
(3)    This relates to fees for assistance with legal proceedings.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any previous or future filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that the Company incorporates it by specific reference.

Management is responsible for the preparation, presentation and integrity of financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The purpose of the Audit Committee is to assist the Board in its duty to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and internal control over financial reporting.

On March 25, 2021, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 with management and Deloitte. It also reviewed and discussed with Deloitte: (1) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; (2) Deloitte’s judgments as to the quality of the accounting principles applied in the Company’s financial reporting; (3) written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence; and (4) Deloitte’s independence. The Audit Committee also met with management periodically during 2021 to consider the adequacy of the Company’s internal control over financial reporting and the quality of its financial reporting and discussed these matters with Deloitte and with appropriate Company financial personnel and internal auditors.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Commission.

Submitted by the Audit Committee of the Board of Directors:

K. Todd Newton, Chairman
M. Kathleen Behrens
James L. Bierman

April 26, 2022

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company's independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending December 31, 2022. Shareholders are being asked to ratify this appointment.
The Board and the Audit Committee believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.
A representative of Deloitte is expected to be present at the virtual Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Effect of Vote

In the event our shareholders fail to ratify the selection, the Audit Committee and Board will reconsider whether or not to continue to retain Deloitte for the fiscal year ending December 31, 2022. In view of the process and expense involved in changing the independent registered public accounting firm on short notice, if the shareholders do not ratify the selection of Deloitte, it is contemplated that the appointment of Deloitte will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Audit Committee select another independent registered public accounting firm for the following year.

Vote Required

For this proposal to be approved, votes cast FOR the proposal by the holders of shares present and entitled to vote must exceed the votes cast against the proposal.

THE BOARD AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND
THAT YOU VOTE FOR THIS PROPOSAL ON THE PROXY CARD.

PROPOSAL 4—ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN
The MiMedx, Inc. Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board on March 2, 2022, contingent upon approval by the Company shareholders. The affirmative vote of the shareholders is required for approval of the ESPP.
The principal features of the ESPP are summarized below. The summary is qualified in its entirety by the full text of the ESPP, which is set forth as Annex A to this Proxy Statement.
The Board recommends that the shareholders vote “FOR” approval of adoption of the ESPP. Unless otherwise specified thereon, the proxies solicited on behalf of the Board will be voted in favor of approval of the adoption of the ESPP.
General
The purpose of the ESPP is to provide a method whereby employees of the Company will have an opportunity to purchase shares of Company common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). The ESPP also includes a non-423 component.
The aggregate number of shares which may be issued and sold under the ESPP is 3,000,000 shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events. The aggregate number of shares may be used for purposes of the ESPP that is qualified under Section 423 of the Code.
Administration
The ESPP will be administered by the Company’s Compensation Committee (the “Committee”). The Committee will have the authority and responsibility for the administration of the ESPP. The Committee may delegate to one or more individuals the day‑to‑day administration of, and other responsibilities relating to, the ESPP. The Committee or its delegate will have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the ESPP, to interpret the provisions and supervise the administration of the ESPP, to make factual determinations relevant to ESPP entitlements and to take all necessary or advisable actions in connection with administration of the ESPP.
Eligibility of Employees
All employees of the Company and of any subsidiary designated by the Committee on the Offering Date, as described below, are eligible to participate in the ESPP with respect to the Purchase Period commencing on such Offering Date. The Committee may, however, exclude employees with less than two years’ employment with the Company, employees whose customary employment is 20 hours per week or less, employees whose customary employment is for not more than five months in any calendar year, and highly compensated employees. It is estimated that as of April 1, 2022, the number of employees who were eligible to participate in the ESPP was approximately 840.
No employee will be eligible to participate in the ESPP during a Purchase Period (as described below) if the employee owns shares which, when added to the maximum number of shares the employee may purchase under the ESPP and any outstanding stock options, would equal or exceed 5% of the voting power or value of the Company’s outstanding stock.
Purchase Periods and Payroll Deductions
It is anticipated that there will be semi-annual Purchase Periods for the purchase of Common Stock under the ESPP. The first day of each Purchase Period is an Offering Date and the last day of each Purchase Period is a Purchase Date. The first Purchase Period is expected to begin on August 1, 2022. Subsequent Purchase Periods shall run consecutively following the termination of the preceding Purchase Period. The Committee has the power to change the number or duration of the Purchase Periods, but no Purchase Period may be longer than five years,in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Purchase Date, or 27 months in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Offering Date or the Purchase Date .

An eligible employee may participate in the ESPP during any Purchase Period by filing a payroll deduction authorization form by the enrollment deadline established for the Purchase Period. A participant may authorize a payroll deduction between 1% and 10%, or such other percentage as specified by the Committee prior to the commencement of a Purchase Period, in whole percentages, of the employee’s eligible compensation (basic rate of compensation, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” or “cafeteria plan”) to be deducted for each pay period ending during the Purchase Period and credited to a stock purchase account to be applied at the end of the Purchase Period to the purchase of Common Stock. Unless otherwise elected prior to the enrollment deadline, an employee who is a participant in the ESPP at the end of a Purchase Period will automatically be enrolled for the succeeding Purchase Period at the same level of payroll deductions. No interest will be credited on payroll deductions, except where required by local law or as determined by the Committee.
Under procedures established by the Committee, a participant may discontinue payroll deductions under the ESPP at any time during a Purchase Period. If a participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the ESPP for purchase of Common Stock at the end of the Purchase Period, but no further payroll deductions will be made from his or her pay during such Purchase Period or future Purchase Periods. A participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding Purchase Period.
Purchase of Common Stock
The purchase price of shares of Common Stock purchased under the ESPP is anticipated to be 85% (the “Designated Percentage”) of the lesser of the fair market value of Company common stock on the first and last day of the Purchase Period. The Committee may change the Designated Percentage, but not below 85%.
On each Purchase Date, subject to certain limitations, a participant automatically purchases that number of full, and fractional if permitted, shares of Common Stock which the accumulated payroll deductions credited to the participant’s account at that time shall purchase at the applicable Purchase Price. Unless and until otherwise determined by the Committee, all shares purchased under the ESPP shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the participant. Upon the purchase, the Company shall deliver to the participant a record of the Common Stock purchased. The Committee may require that shares purchased under the ESPP be retained with a designated broker or plan administrator for a designated period of time and may restrict dispositions during that period and/or may establish other procedures to permit tracking of dispositions or to restrict transfer of the shares. Rights to purchase, which are granted to participants, may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the participant’s lifetime may be exercised only by the participant.
On the first day of the Purchase Period, the maximum number of shares of the Company’s common stock which may be purchased by any employee is established, calculated by assuming (1) payroll deductions throughout the Purchase Period at a rate of 15% of the employee’s Eligible Compensation as of the Offering Date and a purchase price equal to the Designated Percentage of the fair market value of the Common Stock as of the Offering Date. The maximum number of shares which may be purchased for any employee for each calendar year in which an option to purchase is outstanding at any time is also limited to $25,000 divided by the fair market value of a share of Common Stock as of the Offering Date. Any amount not applied to the purchase of shares because of this limitation will be refunded to the employee without interest, except for amounts representing fractional shares, which will be carried forward for participants enrolled in the ESPP.
Termination of Employment
Participation in the ESPP will discontinue as of the date of termination of employment of a participating employee, whether by death, retirement, disability or otherwise. In the event of a participating employee’s termination of employment prior to the expiration of a Purchase Period, all amounts credited to the participant’s stock purchase account will remain in the ESPP for purchase of Company common stock at the end of the Purchase Period.
Amendment and Termination
The Board may amend, suspend or terminate the ESPP at any time, provided that without shareholder approval no amendment may (a) increase the total number of shares which may be issued and sold under the ESPP, other than for adjustments provided for in the ESPP, or (b) materially modify the requirements as to eligibility for participation in the

ESPP, except as specified by the ESPP. Also, no amendment may be made if shareholder approval is required by the rules of any stock exchange on which the Company common stock is listed.
Federal Income Tax Consequences
The following is a brief summary of the principal Federal income tax consequences under present law of the purchase of shares of Company common stock under the ESPP and certain dispositions of shares acquired under the ESPP.
For Federal income tax purposes, participants in the ESPP are viewed as having been granted a stock option on the first day of a Purchase Period and as having exercised the stock option by the automatic purchase of shares under the ESPP on the last day of the Purchase Period. A participant will not recognize taxable income either at the time of grant of the option (that is, the first day of a Purchase Period) or on the date of exercise of the option (that is, the last day of a Purchase Period). As described below, a participant will generally recognize taxable income only upon disposition of Company common stock acquired under the ESPP or upon death.
With limited exceptions including a disposition upon death, if a participant disposes of shares of Company common stock acquired under the ESPP by sale, gift or otherwise within the later of two years from the first day of the Purchase Period under which the shares were acquired or within one year from the last day of such Purchase Period (that is, makes a “disqualifying disposition”), the participant will recognize ordinary income in the year of such disqualifying disposition equal to the amount by which the fair market value of the stock on the last day of such Purchase Period exceeded the purchase price of the shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disqualifying disposition of the shares after such basis adjustment will be a capital gain or loss.
With limited exceptions, if the participant disposes of shares of Common Stock acquired under the ESPP more than two years after the first day of the Purchase Period during which the shares were acquired and more than one year after the last day of such Purchase Period, the participant will recognize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the first day of such Purchase Period over the purchase price of the shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, no ordinary income will be recognized and any loss recognized will be a capital loss.
If the participant still owns the shares of Common Stock acquired under the ESPP at the time of the participant’s death, regardless of the period for which the participant has held the shares, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the first day of the Purchase Period during which the shares were acquired over the purchase price of the shares (computed as if the option was exercised at such time, in cases where the option price is not calculable at the time of grant), will constitute ordinary income in the year of death.
The Company or one of its subsidiaries will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disqualifying disposition. In all other cases, no deduction with respect to options granted or shares of Company common stock issued under the ESPP is allowed to the Company or one of its subsidiaries.
Vote Required
For this proposal to be approved, the affirmative vote of a majority of shares entitled to vote on the matter (i.e., shares outstanding) is required.
THE BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THIS PROPOSAL ON THE PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information as of April 11, 2022 regarding the Company’s capital stock, beneficially owned by each person known to the Company to beneficially own more than 5% of the outstanding shares of Company common stock and Series B Preferred Stock, each NEO, each director, and all directors and executive officers as a group. Unless otherwise indicated below, the address of those identified in the table is c/o MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership(1)
Affiliates of Prescience Point Capital Management, LLC(2)	8,411,019	7.4%
BlackRock, Inc.(3)	7,276,373	6.4%

NEOs, Executive Officers, and Directors	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership(1)
M. Kathleen Behrens, Ph.D.(4)	81,427	*
James L. Bierman(4)	81,427	*
Peter M. Carlson(5)	234,120	*
Phyllis Gardner(6)	26,586	*
Michael J. Giuliani(7)	35,679	*
William A. Hawkins(8)	62,031	*
William F. Hulse IV(9)	79,888	*
Rohit Kashyap(10)	82,101	*
Cato T. Laurencin(7)	35,679	*
K. Todd Newton(4)	81,427	*
Robert B. Stein(11)	42,654	*
Martin P. Sutter(12)	25,483,148	18.4%
Timothy R. Wright(13)	806,531	*
Total Directors and Executive Officers(14) (15 persons)	27,319,659	19.6%

*	Less than 1%

(1)    The beneficial ownership set forth in the table is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. The percentage of beneficial ownership is based on 113,352,746 shares of Company common stock outstanding on April 11, 2022. Shares of common stock that may be acquired by an individual or group within 60 days of April 11, 2022, pursuant to the conversion of preferred shares, exercise of options or warrants, vesting of restricted shares or RSUs or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in the tables that follow have sole voting and investment power with respect to all shares of Company common stock and/or Company Preferred Stock shown to be beneficially owned by them, based on information provided to us by them.
(2)     On February 8, 2022, Eiad Asbahi, Prescience Point Capital Management, LLC, and certain affiliated entities filed an amendment to their Schedule 13G that indicated, among other things, that: (i) Prescience Partners, LP had shared voting power over, and total beneficial ownership regarding, 6,119,888 shares of Company common stock; (ii) Prescience Point Special Opportunity L.P. had shared voting and dispositive power over, and total beneficial ownership regarding, 1,666,233 shares of Company common stock; (iii) Prescience Capital, LLC had shared voting and dispositive power over, and total beneficial ownership regarding, 7,786,121 shares of Company common stock; (iv) Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC, had shared voting and dispositive power over, and total beneficial ownership regarding, 8,411,019 shares of Company common stock; (v) Mr. Asbahi had shared voting and dispositive power over, and total beneficial ownership regarding, 8,411,019 shares of Company common stock; and (vi) the address of the principal office of Prescience Partners, LP, Prescience Point Special Opportunity L.P., Prescience Capital, LLC, Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC, and Mr. Asbahi is 1670 Lobdell Avenue, Suite 200, Baton Rouge, Louisiana 70806.
(3)    On February 4, 2022, BlackRock, Inc. filed a Schedule 13G that indicated, among other things, that: BlackRock, Inc. (i) had sole voting power over 7,113,766 shares of Company common stock; (ii) had sole dispositive power over 7,276,373 shares of Company common stock; and (iii) the address of the principal office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)    Includes 17,056 time vesting restricted stock units scheduled to vest within 60 days of April 11, 2022.
(5)    Does not include 336,078 time vesting restricted stock units held pursuant to Company award agreements. Does not include 62,500 performance vesting restricted stock units held pursuant to Company award agreements.
(6)    Includes 26,586 time vesting restricted stock units scheduled to vest within 60 days of April 11, 2022. Does not include 10,893 time vesting restricted stock units held pursuant to Company award agreements.
(7)    Includes 17,056 time vesting restricted stock units scheduled to vest within 60 days of April 11, 2022. Does not include 14,900 time vesting restricted stock units held pursuant to Company award agreements.
(8)    Includes 17,056 time vesting restricted stock units scheduled to vest within 60 days of April 11, 2022. Does not include 10,643 time vesting restricted stock units held pursuant to Company award agreements.
(9)    Does not include 285,028 time vesting restricted stock units held pursuant to Company award agreements. Does not include 59,524 performance vesting restricted stock units held pursuant to Company award agreements.
(10)    Does not include 360,314 time vesting restricted stock units held pursuant to Company award agreements. Does not include 59,524 performance vesting restricted stock units held pursuant to Company award agreements.
(11)    Does not include 305,951 time vesting restricted stock units held pursuant to Company award agreements. Does not include 59,524 performance vesting restricted stock units held pursuant to Company award agreements.
(12)    Mr. Sutter is deemed to own 25,440,842 shares of Company common stock issuable upon conversion of 90,000 shares of Series B Preferred Stock and unpaid dividends held of record by an affiliate of EW Healthcare Partners (converted using a ratio of $1,000 divided by $3.85, or approximately 259 common shares per share of Series B Preferred Stock), and 500 shares of common stock held by his spouse.
(13)    Includes 227,273 time vesting restricted stock units scheduled to vest within 60 days of April 11, 2022. .Does not include 1,016,793 time vesting restricted stock units held pursuant to Company award agreements. Does not include 200,893 performance vesting restricted stock units held pursuant to Company award agreements.
(14)    Represents the ownership of only those persons currently serving as a director or executive officer of the Company. Includes 25,867,719 shares of Company common stock that may be acquired within 60 days. Does not include 2,537,941 time vesting restricted stock units held pursuant to Company award agreements. Does not include 441,965 performance vesting restricted stock units held pursuant to Company award agreements.

SERIES B CONVERTIBLE PREFERRED STOCK
Name of Beneficial Owner	Number of Shares of Series B Convertible Preferred Stock	Number of Shares of Company Common Stock Into Which They May Convert(b)	Percentage Ownership(b)(c)
EW Healthcare Partners(a)	90,000	25,482,648	18.4%
(a)    The Series B Preferred Stock held of record by Falcon Fund 2 Holding Company, L.P., a partnership controlled by EW Healthcare Partners. EW Healthcare Partners Fund 2-UGP, LLC, the general partner of Falcon Fund 2 Holding Company, L.P., may also be deemed to have sole voting and investment power with respect to such shares of Company common stock. EW Healthcare Partners Fund 2-UGP, LLC, in a Schedule 13D filed on July 13, 2020 by it, Falcon Fund 2 Holding Company, L.P., Martin P. Sutter, Scott Barry, Ronald W. Eastman, Petri Vainio and Steve Wiggins, each a manager and collectively the managers of EW Healthcare Partners Fund 2-UGP, LLC (the “EW Schedule 13D”), disclaimed beneficial ownership of such shares of Company common stock except to the extent of its or his pecuniary interest therein. Similarly, each of the managers may be deemed to exercise shared voting and investment power with respect to such shares, and in the EW Schedule 13D each manager disclaimed beneficial ownership of such shares of Company common stock except to the extent of his pecuniary interest therein. Martin P. Sutter is a member of the Company’s Board of Directors. The principal address of the EW Healthcare Partners entities and each of the managers is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.
(b)     Conversion to Common Stock. Each holder of Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) has the right, at its option, to convert its Series B Preferred Stock (plus any accrued and unpaid dividends), in whole or in part, into a number of fully paid and non-assessable shares of Company common stock (converted using a ratio of $1,000 divided by $3.85, or approximately 259 common shares per share of Series B Preferred Stock). For purposes of this table the conversion price is presumed to be $3.85. However, as explained below, no Holder may convert its shares of Series B Preferred Stock into shares of Company common stock if such conversion would result in the Holder, together with its affiliates, holding more than 19.9% of the votes entitled to be cast at any shareholders meeting or beneficially owning in excess of 19.9% of then-outstanding shares of Company common stock.
(c)     Voting Rights. Each share of Series B Preferred Stock is entitled to be voted by the Holders and will vote on an as-converted basis (converted using a ratio of $1,000 divided by $5.25 per share, or approximately 190 votes per share of Series B Preferred Stock) as a single class with the Company common stock, subject to certain limitations on voting set forth in the Company’s Articles of Incorporation, as amended, including a limit on the maximum number of votes to which Holders are entitled. As a result, EW Healthcare Partners would have 17,142,857 votes, or 13.1%, as of April 11, 2022. Percentage of total voting power is based on 113,352,746 shares of Company common stock outstanding on April 11, 2022, plus the 17,142,857 votes to which EW Healthcare Partners are entitled.

OTHER MATTERS

Proxy Solicitation Costs
The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among others, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions. Proxies may be solicited through the mail, in person, by telephone or via email.
Shareholder Proposals and Director Nominations for the 2023 Annual Meeting of Shareholders
The Company does not know at this time when it will hold the 2023 annual meeting of shareholders.
For any nomination or other business to be properly brought before the 2023 annual meeting by a shareholder pursuant to Section 10(a)(i)(C), the nomination or other business must be permitted by law, the Articles of Incorporation and the Company’s Bylaws, and the shareholder must give timely valid written notice thereof to the Secretary of the Company. To be timely, a shareholder’s notice must set forth all information required by the Bylaws and must be received by the Secretary of the Company at the principal executive office of the Company not later than 90 days nor earlier than 120 days before the anniversary of the date of the the 2022 Annual Meeting (i.e., no earlier than February 7, 2023 and no later than March 9, 2023); provided, however, that in the event that the date of the 2023 annual meeting of shareholders is more than 30 days earlier or later than 60 days after such anniversary, in order for notice by the shareholder to be timely, such notice must be so delivered no more than 190 days prior to the 2023 annual meeting of shareholders nor less than the later of (A) 90 days prior to the date of the 2023 annual meeting of shareholders and (B) the 10th day following the day on which public announcement of the date of the 2023 annual meeting of shareholders is first made. The public announcement of the postponement or adjournment of the 2023 annual meeting of shareholders will not commence a new time period for the giving of a shareholder’s notice as described above.
Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for the 2023 annual meeting of shareholders must submit such proposals to the Company’s Secretary at the principal executive office of the Company by December 29, 2022.
To nominate a director nominee for inclusion in the Company’s proxy statement for the 2023 annual meeting of shareholders , the nominating shareholder must give timely valid written notice thereof to the Secretary of the Company. To be timely, a shareholder’s notice must set forth all information required by the Bylaws, and must be received by the Secretary of the Company at the principal executive office of the Company no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company delivered its proxy statement for 2022 Annual Meeting (i.e., no earlier than November 29, 2022 and no later than December 29, 2022); provided, however, that if (and only if) the 2023 annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before the anniversary date of the 2022 Annual Meeting and ends 30 days after such anniversary date (an annual meeting of the shareholders date outside such period being referred to herein as an “Other Meeting Date”), the notice must be given by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the 10th day following the date such Other Meeting Date is first publicly announced or disclosed:
Householding of Proxy Materials
We may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless contrary instructions have been received from one or more of the affected shareholders. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. Shareholders of record residing at the same address that have received multiple copies of this Proxy Statement may contact our mailing agent, Broadridge, to request that only a single copy of our proxy statement be mailed in the future. Contact Broadridge by phone at 1-800-690-6903 or by mail at 51 Mercedes Way, Edgewood, NY 11717.

Additional Information
Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

ANNEX A

EMPLOYEE STOCK PURCHASE PLAN
OF
MIMEDX GROUP, INC.

Section 1. Purpose.

The MiMedx Group, Inc. Employee Stock Purchase Plan is intended to provide a method whereby Employees of the Company and its Designated Subsidiaries will have an opportunity to purchase shares of the Common Stock through payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Section 2. Definitions.

2.1 “Board” shall mean the Board of Directors of the Company.
2.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.3 “Committee” shall mean the Compensation Committee of the Board, including any successor committee.
2.4 “Common Stock” shall mean the common stock of the Company, or any stock into which such common stock may be converted.
2.5 “Company” shall mean MiMedx Group, Inc.
2.6 “Designated Percentage” shall mean the percentage described in Section 4.4 of the Plan.
2.7 “Designated Subsidiary” shall mean any Subsidiaries of the Company designated by the Committee for participation in the Plan.
2.8 “Eligible Compensation” shall mean the basic rate of compensation established by the Company for the services of an Employee, including overtime and merit salary increases paid during the year, but shall exclude all other forms of compensation, including, by way of illustration and not limitation, bonuses, commissions, payments in lieu of vacation, all non‑regular payments, amounts received from any deferred compensation plan, payments to health, retirement, unemployment, death, disability, or any other similar plan generally classified as a welfare or pension plan, any special purpose payments such as car or expense allowances, moving expenses, educational payments, and any other non‑basic payments, as such compensation appears on the books and records of the Company or a Designated Subsidiary for services rendered to the Company or a Designated Subsidiary, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” (as determined under Section 401(k) of the Code and its applicable regulations), any deferred compensation plan, or under a “cafeteria plan” (as defined under Section 125 of the Code and its applicable regulations). The Committee shall have the authority from time to time to approve the inclusion or deletion of any or all forms of compensation in or from the definition of, Eligible Compensation and may change the definition on a prospective basis, subject, however, to Code Section 423(b)(5).
2.9 “Employee” shall mean any employee of the Company or a Designated Subsidiary during the relevant Purchase Period; provided that the Committee shall have the authority to exclude (i) employees who have been employed less than two years; (ii) employees whose customary employment is 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees.
2.10 “Offering Date” shall mean the first business day of each Purchase Period.
2.11 “Fair Market Value” shall mean the closing price of a share of Common Stock in the NASDAQ Stock Market Composite Transactions on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the NASDAQ Stock Market Composite Transactions on the last preceding day on which there was a sale.
2.12 “Participant” shall mean a participant in the Plan as described in Section 3 of the Plan.
2.13 “Plan” shall mean this MiMedx Group, Inc. Employee Stock Purchase Plan, as amended from time to time.
2.14 “Purchase Date” shall mean the last business day of each Purchase Period.
2.15 “Purchase Period” shall mean a semi‑annual or other period as determined by the Committee pursuant to Section 4.2; provided that in no event shall the duration of any Purchase Period exceed five years in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Purchase Date, or 27 months in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Offering Date or the Purchase Date.
2.16 “Subsidiary” shall mean any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Code Section 424(f).

Section 3. Eligibility, Participation and Withdrawal.

3.1 Eligibility. Any Employee employed by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, and options to purchase Common Stock can be granted only to Employees of the Company or a Designated Subsidiary. No Employee may be granted an option under the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which are consistent with Code Section 423(b)(5).

3.2 Enrollment. An Employee who is eligible to participate in the Plan may become a Participant beginning with the first payroll date following the commencement of a Purchase Period by filing, during the enrollment period prior to an applicable Offering Date prescribed by the Committee, a completed payroll deduction authorization in the manner specified with the Human Resources Department of the Company.

3.3 Payroll Deductions.

(a) An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Eligible Compensation, not to exceed 10% or such other percentage as specified by the Committee prior to the commencement of a Purchase Period. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law or as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan, and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.
(b) Subject to such limitations, if any, as prescribed by the Committee, a Participant may prospectively initiate an increase or decrease to his or her rate of payroll deductions for any Purchase Period in accordance with and by such time as is established under the Company’s then applicable procedures for changing payroll deductions, which at a minimum shall permit a Participant to increase or decrease his or her rate of payroll deductions on the first day of each Purchase Period by filing a new payroll deduction authorization form with the Company within the time period specified by the Committee prior to such dates. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.

3.4 Withdrawal.

(a) Under procedures established by the Committee, a Participant may be permitted to discontinue payroll deductions under the Plan at any time during a Purchase Period and shall be permitted to discontinue payroll deductions under the Plan following a Purchase Period. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.

(b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will be used to purchase shares of the Common Stock in accordance with this Plan, but no further payroll deductions will be made from his or her pay during such Purchase Period or future Purchase Periods; provided, however, a Participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding Purchase Period.

3.5 Termination of Employment. In the event any Participant terminates employment with the Company or any Subsidiary for any reason (including death or disability or failure to return to active employment following a paid leave of absence) prior to the expiration of a Purchase Period, the Participant’s participation in the Plan shall terminate, and all amounts credited to the Participant’s account shall be used to purchase shares of the Common Stock in accordance with this Plan. Employees who are on a Company paid leave of absence, as described in the Company’s policies, shall be considered Employees through the leave of absence and shall be deemed to have terminated employment at the end of such leave of absence unless such Employee has returned to active employment.

Section 4. Offerings.

4.1 Authorized Shares. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 3,000,000 shares, subject to adjustment as provided in Section 7. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, as determined from time to time by the Board. If on any Purchase Date the number of shares otherwise purchasable by Participants is greater than the number of shares then remaining available under the Plan, the Committee shall allocate the available shares among the Participants in such manner as it deems fair and which complies with the requirements of Code Section 423 for employee stock purchase plans.

4.2 Purchase Periods. Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, (i) the duration of each Purchase Period shall be a six‑month period, (ii) the first Purchase Period shall commence August 1, 2022; and (iii) subsequent Purchase Periods shall run consecutively each six‑month period after the termination of the preceding Purchase Period. The Committee shall have the power to change the commencement date or duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants; provided, that in no event shall the duration of any Purchase Period exceed five years in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Purchase Date, or 27 months in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Offering Date or the Purchase Date. In the event of the proposed liquidation or dissolution of the Company or a proposed sale of all or substantially all of the stock or assets of the Company or the merger or consolidation of the Company with or into another corporation, then the Committee may, in its sole discretion, establish a date on or before the date of consummation of such liquidation, dissolution, sale, merger or consolidation, which date shall be the ending date of the then current Purchase Period.

4.3 Purchase Rights. On the Offering Date for each Purchase Period, subject to Section 4.5, each eligible Employee who has elected to participate as provided in Section 3.2 shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the payroll deductions to be accumulated in an account maintained on behalf of such Employee assuming (1) payroll deductions throughout the Purchase Period at a rate of 15% (or such other percentage as determined by the Committee) of the Employee’s Eligible Compensation as of the Offering Date and (2) a purchase price equal to the Designated Percentage (as defined in Section 4.4) of Fair Market Value as of the Offering Date.

4.4 Purchase Price. The option price of each option shall be 85% (the “Designated Percentage”) of the lower of (i) the Fair Market Value of the Common Stock on the Offering Date on which an option is granted or (ii) the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased. Notwithstanding the foregoing sentence, the Committee may change the Designated Percentage with respect to any future Purchase Period, but not below 85%, and the Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased.

4.5 $25,000 Limitation. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option which permits the Employee’s rights to purchase Common Stock under the Plan and all Code Section 423 employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 in Fair Market Value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The preceding sentence shall be interpreted so as to comply with Code Section 423(b)(8).

Section 5. Purchase of Stock.

On each Purchase Date, subject to the limitation in Section 4.5, a Participant shall automatically exercise the option to purchase the total number of full, and fractional if permitted, shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall be able to purchase at the applicable price specified in Section 4.4.

To the extent any payroll deductions are not used on the Purchase Date for the purchase of shares of Common Stock, they shall be refunded without interest to the Participant except that amounts representing a fractional share shall be carried forward to future Purchase Periods for Participants enrolled in the Plan. All fees associated with the purchase of shares will be paid by the Company.

Section 6. Payment and Delivery.

6.1 Payment. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock, and the Common Stock shall then be fully paid and non‑assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 6.

6.2 Delivery. Unless and until otherwise determined by the Committee, all shares purchased under the Plan shall be deposited, in book‑entry form or otherwise, directly to an account established in the name of the Participant. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased. The Committee may require that shares purchased under the Plan be retained with a designated broker or plan administrator for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares.

6.3 Non‑Transferability. Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the Participant’s lifetime may be exercised only by the Participant. Any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 3.4.

Section 7. Adjustments.

If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any outstanding stock options, the number of shares of the Common Stock subject to the share limit provided herein and the number of shares which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.

Subject to the Board’s ability to terminate the Plan pursuant to Section 9 and the Committee’s discretion to terminate a Purchase Period pursuant to Section 4.2, if the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split‑up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

In case of any adjustment or substitution as provided for in this Section 7, the Committee shall equitably adjust the formula for determining the Purchase Price of outstanding stock options in accordance with the requirements of Sections 423 and 424 of the Code.

If any adjustment or substitution provided for in this Section 7 requires the approval of shareholders in order to enable the Company to grant stock options under the Plan, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, if the effect of any such adjustment or substitution would be to cause any outstanding option granted under the Plan to fail to continue to qualify as an option subject to Sections 421 and 423 of the Code or to cause a modification, extension or renewal of such option within the meaning of

Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee, in its discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such outstanding stock option.

Section 8. Administration.

8.1 Authority of Committee. The Committee will have the authority and responsibility for the administration of the Plan. The Committee may delegate to one or more individuals or committees the day‑to‑day administration of the Plan. The Committee, or its delegate, shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective, as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

8.2 Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, within such time as the Committee may reasonably determine, which statements will set forth the amounts of payroll deductions, the purchase price, and the number of shares purchased.

8.3 Non-423 Component. In addition to the component of the Plan that is administered consistent with the requirements of Section 423 of the Code, the Plan may also include a non-423 component, which will be operated in the same manner. The Committee may designate from time to time whether any Designated Subsidiary will participate in the non-423 component and which, if applicable to a Designated Subsidiary designated for participation in the non-423 component, do not have to comply with the requirements of Section 423 of the Code. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under Section 4.1 may be used to satisfy purchases of Common Stock under the component of the Plan that is administered consistent with the requirements of Section 423 of the Code, and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the non-423 component. In the case of an Offering under the non-423 component, an eligible Employee (or group of eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such eligible Employee(s) is not advisable or practical for any reason. If a Participant transfers from an Offering under the 423 component to an Offering under the non-423 component, the exercise of the Participant’s option will be qualified only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the non-423 component to an Offering under the 423 component, the exercise of the option will remain non-qualified under the non-423 component. The Committee may establish different and additional rules governing transfers between Offerings within or between the components.

Section 9. Amendment or Termination of the Plan.

The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever without shareholder approval except as may be required by the rules of any stock exchange on which the Common Stock is listed and, without approval of the shareholders, no such revision or amendment shall (a) increase the number of shares subject to the Plan, other than an adjustment under Section 7 of the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan except as otherwise specified in this Plan.

Section 10. Miscellaneous.

10.1 Compliance with Legal and Exchange Requirements. The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

10.2 Governmental Approvals. This Plan and the Company’s obligation to sell and deliver shares of its stock under the Plan in any jurisdiction shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder in such jurisdiction.

10.3 No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

10.4 Governing Law. This Plan shall be governed by the laws of the State of Florida (without regard to conflicts of laws thereof) and applicable Federal law.

10.5 Effective Date. This Plan shall be effective March 2, 2022, the date of its adoption by the Board, provided that on or prior to March 1, 2023, such adoption of the Plan by the Board is approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at a duly called and convened meeting of such holders.

WHITE PROXY CARD

The Board of Directors recommends you vote FOR ALL of the following Director Nominees:

1. Election of Directors:

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
(1) James L. Bierman (2) Phyllis Gardner	❑	❑	❑

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for which you would like to withhold authority to vote on the line below:

____

The Board of Directors recommends you vote FOR the following Proposals.

2. Advisory approval of executive compensation.

   ❑ FOR ❑ AGAINST ❑ ABSTAIN

   ❑ FOR ❑ AGAINST ❑ ABSTAIN

4. Adoption of Employee Stock Purchase Plan.

   ❑ FOR ❑ AGAINST ❑ ABSTAIN

____________________________ ____________
Stockholder Signature Date

____________________________ ____________
Stockholder (Joint Owner) Signature Date

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

WHITE PROXY CARD

MIMEDX GROUP, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of MiMedx Group, Inc. common stock or Series B Preferred Stock (as applicable) for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone** – Call toll-free from the U.S. or Canada at **1-888-693-8683** on a touch-tone telephone and follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2. **Vote by Internet** – Please access **www.cesvote.com** and follow the simple instructions provided. You will be required to provide the unique control number printed below.

Control Number ➔

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3. **Vote by Mail** – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided or mail to: MiMedx Group, Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

THANK YOU FOR VOTING.

WHITE PROXY CARD

MIMEDX GROUP, INC.
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
June 7, 2022, 9:00 AM Eastern Time

The shares represented by this proxy will be voted as specified herein by the shareholder when instructions are given in accordance with the procedures described herein and in the accompanying proxy statement. If no specification is made, all shares with be vote "FOR" the election of directors and the approval of the proposals set forth in the proxy statement.

The shareholder represented herein appoints William F. Hulse IV and Sajid Ajmeri, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies, with the full power of substitution and revocation, to vote all shares of common stock entitled to be voted by said shareholder at the Annual Meeting of Shareholders of MiMedx Group, Inc. to be held virtually at www.cesonlineservices.com/mdxg22_vm on June 7, 2022, at 9:00 A.M. (Eastern time), and in any adjournment or postponement thereof as specified in this proxy. This proxy revokes any proxy previously given.

Shareholders may revoke this proxy at any time prior to the vote at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above.

(Continued and to be marked, dated and signed on the other side)

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

YOUR VOTE IS IMPORTANT!

PLEASE VOTE TODAY.

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

If you have any questions, or need assistance voting your shares, please contact MiMedx Group, Inc.'s proxy solicitor:

MORROW SODALI

509 Madison Avenue
New York, New York 10022
Shareholders Call Toll Free: (800) 662-5200
or at +1 (203) 658-9400 (Outside of North America)
Email: MDXG@investor.morrowsodali.com